Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-213781

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell the securities described herein and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement Dated December 1, 2016

P R O S P E C T U S  S U P P L E M E N T
(To Prospectus dated November 16, 2016)

5,500,000 Common Units
Representing Limited Partner Interests

Höegh LNG Partners LP

$     per common unit

We are selling 5,500,000 of our common units representing limited partner interests. We have granted the underwriters an option to purchase up to 825,000 additional common units.

Our common units are traded on the New York Stock Exchange (the “NYSE”) under the symbol “HMLP.” The last reported sale price of our common units on the NYSE on November 30, 2016 was $18.90 per common unit.

Investing in our common units involves risks. You should carefully consider the risk factors described under “Risk Factors” beginning on page S-18 of this prospectus supplement and page 7 of the accompanying prospectus before you make an investment in our common units.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to Höegh LNG Partners LP	$	$

(1)	See “Underwriting” in this prospectus supplement for further information.

The underwriters expect to deliver the common units on or about December   , 2016 through the book-entry facilities of The Depository Trust Company.

Citigroup	Barclays

DNB Markets	Fearnley Securities	Stifel

           , 2016

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common units. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common units. Generally, when we refer to the “prospectus,” we refer to both parts combined. If information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus and any “free writing prospectus” we may authorize to be delivered to you contain and incorporate by reference information that you should consider when making your investment decision. Neither we nor the underwriters have authorized anyone to provide you with additional, different or inconsistent information. We take no responsibility for, and can provide no assurance as to, the reliability of any other information that others may give you. You should not assume that the information contained in this prospectus or any “free writing prospectus” we may authorize to be delivered to you, as well as the information we previously filed with the Securities and Exchange Commission (the “SEC”) that is incorporated by reference herein, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since such dates.

We are offering to sell the common units, and are seeking offers to buy the common units, only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common units in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the common units and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

S-i

Prospectus Supplement

Prospectus

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 regarding the securities covered by this prospectus. This prospectus does not contain all of the information found in such registration statement. For further information regarding us and the securities offered in this prospectus, you may wish to review the full registration statement, including its exhibits. In addition, we file annual and other reports with, and furnish information to, the SEC. You may inspect and copy any document we file with, or furnish to, the SEC at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at 100 F Street, NE, Washington, D.C. 20549, at prescribed rates or from the SEC’s website at www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference facilities. You can also obtain information about us at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

As a foreign private issuer, we are exempt under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports on Form 10-Q or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC and incorporated into this prospectus, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2015 filed on April 28, 2016 (“our 2015 Annual Report”);
•	our report on Form 6-K for the quarterly period ended March 31, 2016 filed on May 31, 2016, report on Form 6-K for the quarterly period ended June 30, 2016 filed on August 25, 2016, report on Form 6-K for the quarterly period ended September 30, 2016 filed on November 17, 2016 and our reports on Form 6-K filed on September 26, 2016 and December 1, 2016;
•	all subsequent reports on Form 6-K furnished prior to the termination of this offering that we identify in such reports as being incorporated by reference into the registration statement of which this prospectus is a part; and
•	the description of our common units contained in our registration statement on Form 8-A filed on August 4, 2014, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost by visiting our website at www.hoeghlngpartners.com. You may also make requests for such documents at no cost by writing or calling us at the following address:

Höegh LNG Partners LP
Wessex House, 5th Floor
45 Reid Street
Hamilton, HM 12
Bermuda
+441-295-6815

The information contained in our website, or any other website, is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in or incorporated by reference into this prospectus and any free writing prospectus are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements that are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, expectations regarding our distribution levels and the markets in which we operate. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements appear in a number of places in this prospectus and the documents we incorporate by reference and include statements with respect to, among other things:

•	floating storage and regasification unit (“FSRU”) and liquefied natural gas (“LNG”) market trends, including hire rates and factors affecting supply and demand;
•	our ability to make or increase cash distributions on our units and the amount of any such distributions;
•	our ability to integrate and realize the anticipated benefits from acquisitions, including the planned acquisition of the Höegh Grace;
•	the timing of the planned acquisition of the Höegh Grace and the satisfaction of the conditions to closing thereof;
•	our ability to purchase vessels from Höegh LNG in the future;
•	our anticipated growth strategies;
•	our anticipated receipt of dividends and repayment of indebtedness from subsidiaries and joint ventures;
•	effects of volatility in global prices for crude oil and natural gas
•	the effect of the worldwide economic environment;
•	turmoil in the global financial markets;
•	fluctuations in currencies and interest rates;
•	general market conditions, including fluctuations in hire rates and vessel values;
•	changes in our operating expenses, including drydocking and insurance costs;
•	our ability to comply with financing agreements and the expected effect of restrictions and covenants in such agreements;
•	the future financial condition of our existing or future customers;
•	our ability to make additional borrowings and to access public equity and debt capital markets;
•	planned capital expenditures and availability of capital resources to fund capital expenditures;
•	the exercise of purchase options by our customers;
•	our ability to maintain long-term relationships with our customers;
•	our ability to leverage Höegh LNG’s relationships and reputation in the shipping industry;
•	our continued ability to enter into long-term, fixed-rate charters;
•	the operating performance of our vessels;
•	our ability to maximize the use of our vessels, including the redeployment or disposition of vessels no longer under long-term charters;

•	expected pursuit of strategic opportunities, including the acquisition of vessels;
•	our ability to compete successfully for future chartering and newbuilding opportunities;
•	timely acceptance of our vessels by their charterers;
•	termination dates and extensions of charters;
•	the cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards, as well as standard regulations imposed by our charterers applicable to our business;
•	our ability to conduct our operations on a profitable basis under the political, regulatory and economic regimes in the countries where our vessels operate;
•	demand in the FSRU sector or the LNG shipping sector in general and the demand for our vessels in particular;
•	availability of skilled labor, vessel crews and management;
•	our incremental general and administrative expenses as a publicly traded limited partnership and our fees and expenses payable under our ship management agreements, the technical information and services agreement and the administrative services agreements;
•	the anticipated taxation of the Partnership and distributions to unitholders;
•	estimated future maintenance and replacement capital expenditures;
•	our ability to retain key employees;
•	customers’ increasing emphasis on environmental and safety concerns;
•	potential liability from any pending or future litigation;
•	potential disruption of shipping routes due to accidents, political events, piracy or acts by terrorists;
•	future sales of our common units in the public market;
•	our business strategy and other plans and objectives for future operations; and
•	our ability to successfully remediate any material weaknesses in our internal control over financial reporting and our disclosure controls and procedures; and
•	other factors listed from time to time in the reports and other documents that we file with the SEC.

Forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events affecting us. Forward-looking statements are subject to risks, uncertainties and assumptions, including those risks discussed in “Risk Factors” set forth in this prospectus and those risks discussed in other reports we file with the SEC and that are incorporated into this prospectus by reference, including, without limitation, our 2015 Annual Report. The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. In addition, we cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement. We make no prediction or statement about the performance of our common units or other securities.

SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and the documents incorporated by reference herein and does not contain all the information you will need in making your investment decision. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. Unless otherwise specifically stated, the information presented in this prospectus supplement assumes that the underwriters have not exercised their option to purchase additional common units.

References in this prospectus to “Höegh LNG Partners,” “we,” “our,” “us” and “the Partnership” or similar terms refer to Höegh LNG Partners LP or any one or more of its subsidiaries, or to all such entities unless the context otherwise indicates. Unless the context requires otherwise, references in this prospectus to our or the “joint ventures” refer to the joint ventures that own two of the vessels in our fleet (the Neptune (formerly the GDF Suez Neptune) and the GDF Suez Cape Ann). References in this prospectus to “our general partner” refer to Höegh LNG GP LLC, the general partner of Höegh LNG Partners. References in this prospectus to “our operating company” refer to Höegh LNG Partners Operating LLC, a wholly owned subsidiary of the Partnership. References in this prospectus to “Höegh LNG” refer, depending on the context, to Höegh LNG Holdings Ltd. and to any one or more of its direct and indirect subsidiaries, other than us. References in this prospectus to “GDF Suez” refer to GDF Suez LNG Supply S.A., a subsidiary of ENGIE, a French publicly listed, government-backed, electric utility company (“ENGIE”). References in this prospectus to “PGN LNG” refer to PT PGN LNG Indonesia, a subsidiary of PT Perusahaan Gas Negara (Persero) Tbk (“PGN”). References in this prospectus to “EgyptCo” refer to Hoegh LNG Egypt LLC, a wholly owned subsidiary of Höegh LNG.

Overview

We are a growth-oriented limited partnership formed to own, operate and acquire FSRUs and other LNG infrastructure assets that are operating under long-term charters, which we define as charters of five years or more. We intend to leverage the relationships, expertise and reputation of Höegh LNG Holdings Ltd. (Oslo Børs symbol: HLNG), a leading floating LNG service provider, to pursue potential growth opportunities and to attract and retain high-quality, creditworthy customers. In addition to owning our general partner, which owns a non-economic general partner interest in us, Höegh LNG owns all of our incentive distribution rights, a portion of our common units and all of our subordinated units, representing an aggregate 58.0% limited partner interest in us.

Our current fleet consists of four modern FSRUs operating under long-term charters with stable cash flows. Our fleet consists of interests in the following vessels with an average remaining contract duration of 13.3 years as of September 30, 2016, excluding the exercise of any options:

•	a 50% interest in the Neptune, an FSRU built in 2009 that is currently operating under a time charter with GDF Suez, a subsidiary of ENGIE that expires in 2029, with an option to extend for up to two additional periods of five years each;
•	a 50% interest in the GDF Suez Cape Ann, an FSRU built in 2010 that is currently operating under a time charter with GDF Suez that expires in 2030, with an option to extend for up to two additional periods of five years each;
•	a 100% economic interest in the PGN FSRU Lampung, an FSRU built in 2014 that is currently operating under a time charter with PGN LNG, a subsidiary of an Indonesian publicly listed, government-controlled, gas and energy company that constructs gas pipelines and infrastructure and distributes and transmits natural gas to industrial, commercial and household users. The time charter expires in 2034, with options to extend the time charter either for an additional 10 years or for up to two additional periods of five years each; and
•	a 100% interest in the Höegh Gallant, an FSRU built in 2014 that is currently operating under a time charter with EgyptCo that expires in 2020. In addition, we have an option agreement pursuant to which we have the right to cause Höegh LNG to charter the Höegh Gallant from the expiration or termination of the EgyptCo charter until July 2025 at a rate equal to 90% of the current charter hire rate.

Our Pending Vessel Acquisition

On December 1, 2016, we and our operating company entered into a Contribution, Purchase and Sale Agreement with Höegh LNG (the “Purchase Agreement”), pursuant to which we intend to acquire (the “Acquisition”) a 51% ownership interest in Höegh LNG Colombia Holding Ltd. (“Grace Holding”), the sole owner of Höegh LNG FSRU IV Ltd. (“Höegh FSRU IV”) and Höegh LNG Colombia S.A.S. (“Höegh Colombia SAS”), the entities that own and operate the FSRU Höegh Grace, and contribute the acquired ownership interest to our operating company. The purchase price for the Acquisition will be $188.7 million, less $96.9 million, the pro rata amount of indebtedness related to the Höegh Grace that is expected to be outstanding under the Gallant/Grace Facility (as defined below) as of the closing date of the Acquisition (the “Purchase Price”). In addition, pursuant to the Purchase Agreement, we have the option (the “Option”), exercisable with the approval of the conflicts committee (defined below) at any time on or prior to February 28, 2017, to purchase the remaining ownership interest in Grace Holding. To the extent we do not exercise the Option in full by February 28, 2017, we will retain a right of first offer with respect to the remaining interest in Grace Holding.

The Purchase Price is subject to certain post-closing adjustments for net working capital. In addition, the Purchase Price will be increased, pro rata, to the extent that we exercise all or any portion of our Option on or prior to the closing date of the Acquisition (the “Closing Date”). We intend to settle the Purchase Price for the Acquisition with cash from the proceeds of this offering. At our election, we may settle the Purchase Price and any purchase pursuant to the Option with a combination of cash and one or more promissory notes from us payable to Höegh LNG in an aggregate amount of up to $50.0 million (the “Seller’s Credit”). If issued, the Seller’s Credit will mature on January 1, 2021 and interest will accrue thereunder at a rate of 8% per annum, which interest shall be payable on the last business day of each March, June, September and December. Payment obligations under the Seller’s Credit, if issued, will be subordinated to the obligations under the Gallant/Grace Facility.

The Acquisition and the Purchase Price were approved by our board of directors and the conflicts committee of our board of directors (the “conflicts committee”). The conflicts committee retained an outside financial advisor and outside legal advisor to assist it in evaluating the Acquisition and the Purchase Price offered by Höegh LNG. The conflicts committee determined that the Acquisition is fair and reasonable to us.

We expect the Acquisition to close within approximately 60 days following the closing of this offering, subject to customary closing conditions and to acceptance of the Höegh Grace by its charterer. Acceptance occurs after the vessel has been delivered and all inspections and testing of the vessel have been completed in accordance with the applicable charter requirements. We expect the acceptance of the Höegh Grace by its charterer to occur in December 2016. If these conditions are not satisfied or waived, we will not complete the Acquisition. This offering is not conditioned on the closing of the Acquisition. The Acquisition may not close as anticipated or it may close with adjusted terms. Please read “Risk Factors” for further information. If the Acquisition does not close, we will use the net proceeds from this offering for general partnership purposes.

Assuming we purchase 51% of Grace Holding, our management intends to recommend that our board of directors consider an increase in our quarterly cash distribution of approximately 4% to 5%, which would become effective for our distribution with respect to the quarter ending March 31, 2017. Any such increase would be conditioned upon, among other things, the timely closing of the Acquisition, the approval of such increase by our board of directors and the absence of any material adverse developments or potentially attractive opportunities that would make such an increase inadvisable.

The Höegh Grace was constructed by Hyundai Heavy Industries Co., Ltd. (“HHI”) and delivered to Höegh LNG on March 30, 2016. The vessel is scheduled to service a new LNG import terminal in Cartagena, on the Atlantic coast of Colombia, under an International Leasing Agreement (the “Höegh Grace charter”) between FSRU IV, the owner of the Höegh Grace, and Sociedad Portuaria El Cayao S.A. E.S.P. (“SPEC”), which is expected to commence in December 2016. SPEC is owned 51% by Promigas S.A. ESP, a Colombian company focused on the transportation and distribution of natural gas and 49% by private equity investors. The Höegh Grace charter has a term of 20 years. Each party has an unconditional option to terminate the Höegh Grace charter in year 10 and in year 15 without penalty. However, if SPEC waives its right to terminate in year 10, FSRU IV will not be able to exercise its right to terminate in year 10. Pursuant to the

Höegh Grace charter, SPEC has the option to purchase the Höegh Grace in year 10, year 15 and year 20 at a price specified in the Höegh Grace charter. Accordingly, the non-cancellable lease period is for 10 years. The Höegh Grace is also subject to an FSRU Operation and Services Agreement (the “OSA”) with SPEC pursuant to which Höegh Columbia SAS provides certain services for the Höegh Grace for the duration of the Höegh Grace charter.

Pursuant to the OSA, hire under the Höegh Grace charter and fees under the OSA are payable monthly in arrears in U.S. Dollars at rates fixed for the entire term of these agreements. However, the hire payable under the Höegh Grace charter and fees under the OSA will be reduced, or the vessel will be considered off-hire, in the event the vessel does not meet certain performance metrics or services are not provided in accordance with the provisions of the OSA.

Under the Höegh Grace charter and the OSA, we are responsible for vessel operating expenses, which include, among other things, expenses for crewing, repairs and maintenance, insurance, stores and lubricating oils, as well as periodic renewal survey costs. SPEC is responsible for supply and payment for fuel oil and for port expenses. We will be responsible for all costs when the vessel is off-hire. In addition, we will be required to pay liquidated damages in the event that the Höegh Grace is unable to accept all or part of a delivered LNG cargo, is unable to deliver the specified amount of regassified natural gas or suffers other performance failures, which damages are subject to various caps per cargo, per year and in the aggregate for the term of the Höegh Grace charter.

There are certain conditions under which the Höegh Grace charter could terminate prior to its expiration date. The charter will terminate automatically upon the loss of the vessel. Either party may also terminate the charter for force majeure after a specified period. Additionally, either party may elect to terminate the charter upon the occurrence of specified events of default. SPEC also has the right to terminate the charter in the event of a prolonged off-hire period. If the Höegh Grace charter is terminated for any reason, the OSA will automatically terminate as well.

Höegh FSRU IV and our subsidiary Hoegh LNG Cyprus Limited (“Höegh Cyprus”), are borrowers under a term loan facility (the “Gallant/Grace Facility”) secured by the Höegh Gallant and the Höegh Grace. The Gallant/Grace Facility includes one commercial tranche and one export credit tranche related to the Höegh Grace (the “Grace Facility”) and two commercial tranches and one export credit tranche related to the Höegh Gallant (the “Gallant Facility”). All of the tranches under the Gallant/Grace Facility are, generally, cross-defaulted and cross-guaranteed and are cross-collateralized with a first priority mortgage of the Höegh Grace and the Höegh Gallant, an assignment of Höegh FSRU IV’s rights under the Höegh Grace charter with SPEC, an assignment of Höegh Colombia SAS’s rights under the OSA with SPEC, an assignment of Höegh Cyprus Limited’s rights under its Höegh Gallant time charter with Höegh LNG Egypt LLC (“EgyptCo”), the assignment of EgyptCo’s rights under its Höegh Gallant time charter with Egyptian Natural Gas Holding Company (“EGAS”), the assignment of bank guarantees for the performance of SPEC and EGAS under the time charter and a pledge of Höegh FSRU IV’s, Höegh Cyprus’, Höegh Colombia SAS’s and EgyptCo’s cash accounts. In addition, the shares in Grace Holding, Höegh FSRU IV, Höegh Colombia SAS, Höegh LNG FSRU III Ltd. (“Höegh FSRU III”), Höegh Cyprus and EgyptCo are pledged under the Gallant/Grace Facility. Höegh LNG, Höegh LNG Ltd., Grace Holding, Höegh FSRU III and the Partnership are guarantors under the facility.

With respect to the Grace Facility, the commercial tranche bears interest at a rate of LIBOR plus a margin of 2.7%, and is repayable quarterly with a final balloon payment of $123 million due in June 2020, and the export credit tranche has a fixed interest rate and guarantee commission of 4.07%, and is repayable in quarterly installments with the final payment due in March 2028 assuming the balloon payment of the commercial tranche is refinanced. If the commercial tranche is not refinanced, the export credit agent can exercise a prepayment right for repayment of the outstanding balance of $24 million upon maturity of the Grace Facility commercial tranche. As of September 30, 2016, there were outstanding interest rate swap agreements for a total notional amount of $148.6 million to hedge against the interest rate risks on the commercial tranche of the Grace Facility. The interest rate swaps exchange three month US dollar LIBOR variable interest payments for fixed rate payments ranging from 2.305% to 2.311%. As of September 30,

2016, there were $193.4 million of borrowings outstanding under the Grace Facility and $170.2 million of borrowings outstanding under the Gallant Facility.

The Gallant/Grace Facility contains certain financial and other covenants and events of default. In addition, the Gallant/Grace Facility requires that the aggregate market value of the collateral securing the facility be at least 125% of the aggregate borrowings outstanding. As of September 30, 2016, Höegh Cyprus and Höegh FRSU IV were in compliance with the financial covenants under the Gallant/Grace Facility.

Our Relationship with Höegh LNG Holdings Ltd.

We believe that one of our principal strengths is our relationship with Höegh LNG (Oslo Børs symbol: HLNG). With a track record dating back to the delivery of the world’s first Moss-type LNG carrier in 1973, we believe that Höegh LNG is one of the most experienced operators of LNG carriers and one of only five operators of FSRUs in the world as of November 1, 2016. Our affiliation with Höegh LNG gives us access to Höegh LNG’s long-standing relationships with leading oil and gas companies, utility companies, shipbuilders, financing sources and suppliers, which we believe will allow us to compete more effectively when seeking additional long-term charters for FSRUs and other LNG infrastructure assets. In addition, we believe Höegh LNG’s more than 40-year track record of providing LNG services and its technical, commercial and managerial expertise will enable us to continue to maintain the high utilization of our fleet to preserve our stable cash flows.

Höegh LNG currently owns our general partner, all of our incentive distribution rights, a portion of our common units and all of our subordinated units, representing an aggregate 58.0% limited partner interest in us.

Competitive Strengths

We believe that our future prospects for success are enhanced by the following aspects of our business:

•	Relationship with a Leader in Floating Regasification Technology. We believe we benefit from our relationship with Höegh LNG, a fully integrated provider of floating LNG infrastructure services, offering regasification and transportation services under long-term charters. Höegh LNG is one of only five operators of FSRUs in the world as of November 1, 2016 and has extensive experience in providing LNG transportation, having been operating since 1973, when it delivered the world’s first Moss-type LNG carrier. We believe that Höegh LNG’s expertise in the LNG sector, strong relationships with customers, shipyards and financial institutions, and newbuilding strategy will enable Höegh LNG to attract additional long-term charters for FSRUs, LNG carriers and other LNG infrastructure assets, which would in turn enhance our growth opportunities.
•	Secure Cash Flows from Long-Term Charters with Strong Counterparties. All four of our vessels operate under fixed-rate charters with an average remaining firm contract duration of 13.3 years as of September 30, 2016, excluding the exercise of any options. Two of our customers, ENGIE (France) and PGN LNG (Indonesia), are government-backed utility companies, and EgyptCo is a subsidiary of Höegh LNG.
•	Enhanced growth opportunities through our relationship with Höegh LNG. We believe our relationship with Höegh LNG provides us with many benefits that we believe will drive growth in distributions per unit, including opportunities to acquire other vessels, strong customer relationships, leading operational expertise, enhanced shipyard relationships, access to Höegh LNG’s relationships with leading financing providers and a large pool of experienced and qualified global seafarers.
•	Built-In Growth Opportunities. We have the right to purchase from Höegh LNG additional assets on long-term charters, including the remaining stake in Grace Holding, and the newbuilding FSRU currently under construction at HHI, once it commences operation under a 20-year charter with Octopus LNG SpA in Concepcion Bay, Chile. We further expect Höegh LNG will secure long-term charters for an additional newbuilding FSRU, which we would then have the right to purchase. We also have the right to purchase any other additional FSRUs and LNG carriers in Höegh LNG’s fleet that are placed under a charter of five or more years.

•	Modern, Technologically Advanced Fleet. Our existing fleet, the Höegh Grace and the newbuilding FSRUs that Höegh LNG has on order are or will be equipped with the latest floating, storage and regasification technology in terms of size, onboard regasification of LNG, thermal insulation, power generation and regas systems. These vessels have all been built by leading shipyards in South Korea that have constructed much of the world’s newbuilding FSRU fleet. We believe the significant investment needed to build FSRUs and our ability to customize specifications to customers’ requirements and to provide highly trained personnel for operations create significant barriers to entry for new competitors. As a result, we believe that we are positioned to become a preferred provider of FSRUs and other LNG infrastructure assets and to secure additional long-term charters
•	Höegh LNG’s Record of Efficiency, Safety and Operational Performance. Through its technical expertise, Höegh LNG has been safely and efficiently operating LNG vessels since 1973. With approximately 115 onshore employees and approximately 460 seafarers, Höegh LNG maintains global operations with in-house engineering expertise that allows us to offer our customers reliable and efficient performance, while maintaining close control over operating costs. This operational performance will also support our stable cash flow profile by maintaining high utilization of our fleet.

Business Strategies

Our primary business objective is to increase quarterly distributions per unit over time by executing the following strategies:

•	Focus on FSRU Newbuilding Acquisitions. We intend to acquire newbuilding FSRUs on long-term charters, which we believe generally offer greater flexibility than FSRUs based on retrofitted, first-generation LNG carriers. Newbuilding FSRUs have superior fuel efficiency, improved storage performance and larger capacity than retrofitted, first-generation LNG carriers. Their larger capacity allows for a full cargo from a comparably sized, modern-day LNG carrier to be offloaded in a single transfer, and this streamlines logistics. We may also acquire retrofitted LNG carriers if such vessels are converted from modern LNG carriers with comparable capacity and logistical benefits. In addition, Höegh LNG has strong customer relationships deriving from its ability to work alongside customers on their vessel design needs. Moreover, Höegh LNG pursues a strategy of maintaining one or more uncontracted newbuilding vessels on order so it can provide its customers an FSRU with minimum lead time. We believe that Höegh LNG’s ability to offer newbuild vessels promptly and its engineering expertise make it an operator of choice for projects that require rapid execution, complex engineering or unique specifications. This, in turn, enhances the growth opportunities available to us.
•	Pursue Strategic and Accretive Acquisitions of FSRUs and Other LNG Infrastructure Assets on Long-Term, Fixed-Rate Charters with Strong Counterparties. We will seek to leverage our relationship with Höegh LNG to make strategic and accretive acquisitions. Pursuant to the omnibus agreement that we have entered into with Höegh LNG, we have the right to purchase all or a portion of Höegh LNG’s interests in FSRUs or LNG carriers under a charter of five or more years. We also intend to take advantage of business opportunities and market trends in the LNG transportation industry to grow our assets through third-party acquisitions of FSRUs and other LNG infrastructure assets under long-term charters.
•	Expand Global Operations in High-Growth Regions. We will seek to capitalize on opportunities emerging from the global expansion of LNG production activity and the need to provide flexible regasification solutions in areas which require natural gas imports. We believe that Höegh LNG’s position, as of November 1, 2016 as one of five FSRU owners and operators in the world, more than 40-year operational track record and strong customer relationships will enable us to have early access to new projects worldwide.

•	Enhance and Diversify Customer Relationships Through Continued Operating Excellence and Technological Innovation. We intend to maintain and grow our cash flows by focusing on strong customer relationships and actively seeking the extension and renewal of existing charters, entering into new long-term charters with current customers, and identifying new business opportunities with other charterers. We believe our customer relationships are enhanced by our ability to provide expert technical advice to our customers through Höegh LNG’s in-house engineering department, which in turn enables us to be directly involved in our customers’ project development processes. We will continue to incorporate safety, health, security and environmental stewardship into all aspects of vessel design and operation in order to satisfy our customers and comply with national and international rules and regulations. We believe that Höegh LNG’s operational expertise, recognized position, and track record in floating LNG infrastructure services will position us favorably to capture additional commercial opportunities in the FSRU and LNG sectors.

Principal Executive Offices

Our registered and principal executive offices are located at Wessex House, 5th Floor, 45 Reid Street, Hamilton, Bermuda, and our phone number is +441 295 6815. We make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website at www.hoeghlngpartners.com, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Please read “Where You Can Find More Information” for an explanation of our reporting requirements as a foreign private issuer.

Simplified Organizational and Ownership Structure after this Offering

The diagram below depicts our simplified organizational and ownership structure after giving effect to this offering assuming no exercise of the underwriters’ option to purchase up to 825,000 additional common units.

	Number of Units	Percentage Ownership
Public Common Units	16,550,650	52.0%
Höegh LNG Subordinated Units	13,156,060	41.3%
Höegh LNG Common Units	2,116,060	6.7%
	31,822,770	100.0%

(1)	Does not give effect to the Acquisition.
(2)	100% economic interest.

The Offering

Issuer
Höegh LNG Partners LP
Common units offered by us
5,500,000 common units.
6,325,000 common units if the underwriters exercise in full their option to purchase up to 825,000 additional common units.
Units outstanding after this offering
18,666,710 common units (19,491,710 common units, if the underwriters exercise in full their option to purchase additional common units) and 13,156,060 subordinated units.
Use of proceeds
We intend to use approximately $91.8 million of the net proceeds from this offering of common units to fund the cash purchase price for the Acquisition and the remainder for general partnership purposes. We intend to use the net proceeds from any exercise of the underwriters’ option to purchase additional common units for general partnership purposes, which may include the purchase of additional ownership interests in Grace Holding if we exercise our Option. If the Acquisition does not close, we will use the net proceeds from this offering for general partnership purposes. See “Use of Proceeds.”
Exchange listing
Our common units are listed on the NYSE under the symbol “HMLP.”
U.S. federal income tax considerations
We have elected to be taxed as a corporation for U.S. federal income tax purposes. Consequently, all or a portion of the distributions you receive from us will constitute dividends. If you are an individual citizen or resident of the United States or a U.S. estate or trust and meet certain holding period and other requirements, such dividends would be expected to be treated as “qualified dividend income” that is taxable at preferential capital gain tax rates. In addition, there are other tax matters you should consider before investing, including our tax status as a non-U.S. issuer. Please read “Material U.S. Federal Income Tax Considerations,” “Non-United States Tax Considerations” and “Risk Factors.”

Summary Historical and Pro Forma Financial and Operating Data

The summary historical financial and operating data of Höegh LNG Partners LP presented as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014 and 2013 have been derived from the audited consolidated and combined carve-out financial statements and the notes related thereto incorporated by reference into this prospectus, and includes, for periods prior to the closing of our initial public offering (“IPO”) on August 12, 2014, selected consolidated and combined carve-out financial and operating data of the Partnership and its subsidiaries that had interests in the PGN FSRU Lampung and the joint ventures that own the Neptune and the GDF Suez Cape Ann. The transfer of these equity interests and related loans and promissory notes by Höegh LNG to the Partnership in connection with the IPO was recorded at Höegh LNG’s consolidated book values. The summary historical financial and operating data of Höegh LNG Partners LP presented as of and for the nine months ended September 30, 2016 and 2015 have been derived from our unaudited condensed consolidated and combined carve-out financial statements and the notes related thereto incorporated by reference into this prospectus. On October 1, 2015, we acquired Höegh LNG’s 100% interest in the subsidiary that indirectly owns and operates the Höegh Gallant, which we accounted for as an acquisition of a business. Accordingly, the results of the Höegh Gallant are included in our results from the date of its acquisition. There has been no retroactive restatement of our financial statements to reflect the historical results of the Höegh Gallant prior to its acquisition.

The summary historical financial data of Grace Holding, the sole owner of the entities that own and operate the Höegh Grace, presented as of and for the year ended December 31, 2015 and as of September 30, 2016 and for the nine months ended September 30, 2016 and 2015 have been derived from the combined carve-out financial statements and the notes thereto of Grace Holding, which are included in our Form 6-K filed on December 1, 2016 and incorporated by reference into this prospectus. The summary unaudited pro forma consolidated and combined carve-out financial data of Höegh LNG Partners LP presented as of September 30, 2016 and for the year ended December 31, 2015 and the nine months ended September 30, 2016 have been derived from our unaudited pro forma consolidated and combined carve-out financial statements which are included in our Form 6-K filed on December 1, 2016 and incorporated by reference into this prospectus.

The summary unaudited pro forma consolidated and combined carve-out financial data give pro forma effect to the Acquisition and this offering and the application of the net proceeds therefrom. The unaudited pro forma consolidated and combined carve-out balance sheet data assume that the Acquisition and this offering occurred as of September 30, 2016. The unaudited pro forma statements of operations data for the year ended December 31, 2015 and the nine months ended September 30, 2016 assume the Acquisition and this offering occurred as of January 1, 2015.

The following financial data should be read in conjunction with (i) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated and combined carve-out financial statements and the notes thereto included in our 2015 Annual Report and in our report on Form 6-K for the quarterly period ended September 30, 2016 filed on November 17, 2016 and (ii) the combined carve-out financial statements and the notes thereto of Grace Holding and our unaudited pro forma consolidated and combined carve-out financial statements included in our Report on Form 6-K filed on December 1, 2016, each of which is incorporated by reference into this prospectus.

Our financial position, results of operations and cash flows could differ from those that would have resulted if we operated autonomously or as an entity independent of Höegh LNG in the periods prior to our IPO for which historical financial data are presented below, and such data may not be indicative of our future operating results or financial performance.

	Höegh LNG Partners LP
	Historical					Pro Forma
	Year ended December 31,			Nine months ended September 30,		Nine months ended September 30,	Year ended December 31,
	2015	2014	2013	2016	2015	2016	2015
				(unaudited)		(unaudited)
	(U.S. Dollars in thousands)
Statement of Operations Data:
Time charter revenues	$57,465	$22,227	$—	$67,799	$34,039	$68,949	$57,465
Construction contract revenues	—	51,868	51,062	—	—	—	—
Other revenue	—	474	511	—	—	—	—
Total revenues	57,465	74,569	51,573	67,799	34,039	68,949	57,465
Voyage expenses	—	(1,139)	—	—	—	(117)	—
Vessel operating expenses	(9,679)	(6,197)	—	(12,708)	(5,543)	(15,435)	(9,679)
Construction contract expenses	—	(38,570)	(43,958)	(315)	—	(315)	—
Administrative expenses	(8,733)	(12,566)	(8,043)	(7,036)	(6,298)	(8,718)	(10,775)
Depreciation and amortization	(2,653)	(1,317)	(8)	(7,912)	(23)	(13,224)	(2,653)
Total operating expenses	(21,065)	(59,789)	(52,009)	(27,971)	(11,864)	(37,809)	(23,107)
Equity in earnings (losses) of joint ventures	17,123	(5,330)	40,228	(2,010)	9,111	(2,010)	17,123
Operating income (loss)	53,523	9,450	39,792	37,818	31,286	29,130	51,481
Interest income	7,568	4,959	2,122	697	7,275	697	7,568
Interest expense	(17,770)	(9,665)	(352)	(19,043)	(11,253)	(24,046)	(18,632)
Gain (loss) on derivative instruments	949	(161)	—	1,178	467	928	23
Other items, net	(2,678)	(2,788)	(1,096)	(2,779)	(3,310)	(2,780)	(2,682)
Income (loss) before tax	41,592	1,795	40,466	17,871	24,465	3,929	37,758
Income tax expense	(313)	(481)	—	(1,426)	(261)	(1,426)	(313)
Net income (loss)	$41,279	$1,314	$40,466	$16,445	$24,204	$2,503	$37,445
Balance Sheet Data (at end of period):
Assets:
Cash and cash equivalents	$32,868	$30,477		$20,805		$28,480
Vessels, net of accumulated depreciation	353,078	—		345,212		709,674
Net investment in direct financing lease	293,303	295,363		290,935		290,935
Other assets	84,494	223,578		70,735		81,900
Total assets	$763,743	$549,418		$727,687		$1,110,989
Liabilities and Equity:
Long-term debt (including current portion)	$362,843	$198,203		$340,233		$535,988
Accumulated losses of joint ventures	42,507	59,630		44,517		44,517
Revolving credit and seller’s credit due to owners and affiliates	47,000	—		52,422		52,422
Other liabilities	61,595	55,207		59,598		66,283
Total liabilities	$513,945	$313,040		$496,770		$699,210
Total partners’ capital	$257,039	$244,553		$244,050		$345,246
Accumulated other comprehensive income (loss)	(7,241)	(8,175)		(13,133)		(20,686)

	Höegh LNG Partners LP
	Historical
	Year ended December 31,			Nine months ended September 30,
	2015	2014	2013	2016	2015
				(unaudited)
	(U.S. Dollars in thousands except fleet data)
Cash Flow Data:
Net cash provided by (used in) operating activities	$42,785	$27,976	$(41,217)	$33,949	$30,101
Net cash provided by (used in) investing activities	15,455	(292,199)	(30,781)	7,325	5,865
Net cash provided by (used in) financing activities	(55,849)	294,592	72,006	(53,337)	(41,132)
Fleet Data:
Number of vessels(1)	4	3	2	4	3
Average age (years)	3.8	3.5	3.9	4.4	4.2
Average charter length remaining excluding options (years)	14.1	16.7	16.1	13.3	15.8
Average charter length remaining including options (years)	20.4	24.9	26.1	19.6	24.1
Other Financial Data:
Segment EBITDA(2)	$72,258	$48,931	$31,919	$73,314	$46,560

(1)	Includes vessels in our joint ventures.
(2)	Please read “Non-U.S. GAAP Financial Measure” below.

Non-U.S. GAAP Financial Measure

Segment EBITDA.  EBITDA is defined as earnings before interest, depreciation and amortization and taxes. Segment EBITDA is defined as earnings before interest, depreciation and amortization, taxes and other financial items. Other financial items consist of gains and losses on derivative instruments and other items, net (including foreign exchange gains and losses and withholding tax on interest expenses). Segment EBITDA is used as supplemental financial measure by management and external users of financial statements, such as our lenders, to assess our financial and operating performance. We believe that Segment EBITDA assists our management and investors by increasing the comparability of our performance from period to period and against the performance of other companies in the industry that provide Segment EBITDA information. This increased comparability is achieved by excluding the potentially disparate effects between periods or companies of interest, other financial items, depreciation and amortization and taxes, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income between periods. We believe that including Segment EBITDA as a financial and operating measure benefits investors in (a) selecting between investing in us and other investment alternatives and (b) monitoring our ongoing financial and operational strength in assessing whether to continue to hold common units. Segment EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net income, operating income or any other measure of financial performance presented in accordance with U.S. GAAP. Segment EBITDA excludes some, but not all, items that affect net income, and this measure may vary among other companies. Therefore, Segment EBITDA as presented below may not be comparable to similarly titled measures of other companies. The following table reconciles Segment EBITDA to net income (loss), the comparable U.S. GAAP financial measure, for the periods presented:

	Höegh LNG Partners LP
	Historical
	Year ended December 31,			Nine months ended September 30,
	2015	2014	2013	2016	2015
				(unaudited)
	(U.S. Dollars in thousands)
Reconciliation to net income (loss):
Net income (loss)	$41,279	$1,314	$40,466	$16,445	$24,204
Interest income	(7,568)	(4,959)	(2,122)	(697)	(7,275)
Interest expense, net	17,770	9,665	352	19,043	11,253
Depreciation and amortization	2,653	1,317	8	7,912	23
Income tax (benefit) expense	313	481	—	1,426	261
Other financial items(a)	1,729	2,949	1,096	1,601	2,843
Equity in earnings of JVs: Interest (income) expense, net	16,113	17,121	18,085	11,408	12,145
Equity in earnings of JVs: Depreciation and amortization	9,227	9,148	9,053	7,131	6,941
Equity in earnings of JVs: Other financial items(a)	(9,257)	11,895	(35,019)	9,045	(3,836)
Segment EBITDA	$72,258	$48,931	$31,919	$73,314	$46,560

(a)	Other financial items consist of gains and losses on derivative instruments and other items, net (including foreign exchange gains and losses and withholding tax on interest expenses).

Financial Data of Höegh LNG Colombia Holding Ltd.

	Höegh LNG Colombia Holding Ltd.
	Historical
	Year ended December 31,	Nine months ended September 30,
	2015	2016	2015
		(unaudited)
	(U.S. Dollars in thousands)
Statements of Operations Data:
Time charter revenues	$—	$1,150	$—
Total revenues	—	1,150	—
Voyage expenses	—	(117)	—
Vessel operating expenses	—	(2,727)	—
Administrative expenses	(2,217)	(1,835)	(1,660)
Depreciation and amortization	—	(4,233)	—
Total operating expenses	(2,217)	(8,912)	(1,660)
Equity in earnings (losses) of joint ventures	—	—	—
Operating income (loss)	(2,217)	(7,762)	(1,660)
Interest income	—	—	—
Interest expense	(2,146)	(8,543)	(851)
Gain (loss) on derivative instruments	(926)	(250)	(937)
Other items, net	(4)	(1)	(3)
Income (loss) before tax	(5,293)	(16,556)	(3,451)
Income tax expense	—	—	—
Net income (loss)	$(5,293)	$(16,556)	$(3,451)
Balance Sheet Data (at end of period):
Assets:
Cash and cash equivalents	$177	$2,488
Vessel, net of accumulated depreciation	—	290,536
Other assets	99,075	1,322
Total assets	99,252	294,346
Liabilities and Equity:
Long-term debt (including current portion)	—	191,138
Other liabilities	106,084	139,831
Total liabilities	$106,084	$330,969
Total partners’ equity	$(1,044)	$(29,070)
Accumulated other comprehensive income (loss)	(5,788)	(7,553)

RISK FACTORS

Before investing in our common units, you should carefully consider all of the information included in or incorporated by reference into this prospectus. Although many of our business risks are comparable to those of a corporation engaged in a similar business, limited partnership interests are inherently different from the capital stock of a corporation. When evaluating an investment in our common units, you should carefully consider the discussion of risk factors set forth below as well as the risk factors beginning on page 7 in our 2015 Annual Report incorporated by reference into this prospectus. If any of these risks were to occur, our business, financial condition or operating results could be materially adversely affected. In that case, our ability to pay distributions on our common units may be reduced, the trading price of our common units could decline and you could lose all or part of your investment.

The pending Acquisition is contingent on a number of closing conditions, including the acceptance of the Höegh Grace by SPEC under the Höegh Grace charter, and may not close as anticipated or may close with adjusted terms.

We expect the Acquisition to close within approximately 60 days following the closing of this offering, subject to customary closing conditions. If these conditions are not satisfied or waived, we will not complete the Acquisition. Certain of the conditions that remain to be satisfied include, but are not limited to:

•	the acceptance of the Höegh Grace by SPEC under the Höegh Grace charter;
•	obtaining the required consents to the Acquisition from third parties, including the lenders under the Grace Facility;
•	the continued accuracy of the representations and warranties contained in the Purchase Agreement
•	the performance by each party of its obligations under the Purchase Agreement;
•	the absence of any decree, order, injunction, ruling or judgment that prohibits, or other proceedings that seek to prohibit, the Acquisition or makes the Acquisition unlawful; and
•	the execution of certain agreements related to the consummation of the Acquisition.

We cannot assure you that the Acquisition will close on our expected timeframe, or at all, or close without material adjustments. We also cannot provide you any assurance that we will exercise the Option, in whole or in part, or that we would have the financial resources to exercise the Option. In addition, the closing of this offering is not conditioned on the closing of the Acquisition. If the Acquisition does not close, we will use the net proceeds from this offering for general partnership purposes, over which management will have broad discretion. Accordingly, if you decide to purchase common units in this offering, you should be willing to do so whether or not we complete the Acquisition.

We may be unable to realize expected benefits from the Acquisition.

Similar to the acquisition of any vessel, the Acquisition may not result in anticipated profitability or generate cash flow sufficient to justify our investment or to support any increase in distributions on our common units. Because the Höegh Grace has not commenced operations in Colombia, there is no historical experience with which to estimate future cash flows from operations. In addition, the Acquisition exposes us to risks that may harm our business, financial condition and operating results. In particular, the Acquisition includes risks that we may:

•	fail to realize anticipated benefits, such as increased cash flows;
•	fail to obtain the benefits of the Höegh Grace charter if SPEC terminates the charter or fails to make hire payments because of its financial inability, disagreements with us or otherwise;
•	decrease our borrowing capacity to finance further acquisitions;
•	incur or assume unanticipated liabilities, losses or costs; or
•	incur other significant charges, such as asset devaluation or restructuring charges.

The charters relating to our vessels, including the Höegh Grace charter, permit the charterer to terminate the charter in the event that the vessel is off-hire for any extended period. The charters also allow the charterer to terminate the charter upon the occurrence of specified defaults by us or in certain other cases, including termination without cause, due to force majeure or disruptions caused by war. The termination of any of our charters could have a material adverse effect on our business, financial condition and results of operations and could significantly reduce our ability to make cash distributions to our unitholders.

We have broad discretion over the use of the net proceeds from this offering.

If the Acquisition is not completed we will use the net proceeds from this offering for general partnership purposes, which may include funding internal growth and selected future acquisitions. We will retain significant discretion with respect to the use of such proceeds. If we use the funds to acquire other assets or businesses, there can be no assurance that any such investments will be successfully integrated into our operations or otherwise perform as expected. Likewise, other uses of the proceeds from this offering may not generate favorable returns for us.

SPEC has the right to purchase the Höegh Grace in year 10, year 15 or year 20 of the Höegh Grace charter at a price specified in the charter. The exercise of this option could have a material adverse effect on our results of operations, cash flows and our ability to make distributions to our unitholders.

Pursuant to the Höegh Grace charter, SPEC has the option to purchase the Höegh Grace in year 10, year 15 or year 20 of the Höegh Grace charter at a price specified in the charter. If SPEC exercises its purchase option, it would reduce the size of our fleet and we may be unable to identify or acquire a suitable replacement vessel with the proceeds of the option exercise. Even if we find a suitable replacement vessel, the hire rate of such vessel may be lower than the hire rate for the Höegh Grace under its charter. The exercise of this option could have a material adverse effect on our results of operations, cash flows and ability to make distributions to our unitholders.

We are exposed to political, regulatory and economic risks associated with doing business in different countries, including in emerging market countries.

We conduct all of our operations outside of the United States and expect to continue to do so for the foreseeable future. Some of the countries in which we are engaged in business or where our vessels are registered, for example, Indonesia, Egypt and, upon completion of the pending Acquisition, Colombia, are historically less developed and stable than the United States. We are affected by economic, political and governmental conditions in the countries where we are engaged in business or where our vessels are registered. Any disruption caused by these factors could harm our business. Further, we derive a substantial portion of our revenues from shipping and regasifying LNG from politically unstable regions. Future hostilities or other political instability where we operate or may operate could have a material adverse effect on the growth of our business, financial condition, results of operations and ability to make cash distributions to our unitholders. In addition, tariffs, trade embargoes and other economic sanctions by the United States or other countries against countries in the Middle East, Southeast Asia, South America or elsewhere as a result of terrorist attacks, hostilities or otherwise may limit trading activities with those countries, which could harm our business and ability to make cash distributions to our unitholders.

Moreover, tax regulation and reporting requirements for value added taxes, withholding taxes and corporate income taxes are complex in Indonesia and many of the countries where we operate, as well as in Colombia. Tax regulations, guidance and interpretation in emerging markets may not always be clear and may be subject to alternative interpretations or changes in interpretation over time. In particular, Indonesia and Colombia have complex tax regulations and reporting requirements, which if not properly applied, could result in penalties that could be significant, which could also harm our business and ability to make cash distributions to our unitholders.

U.S. tax authorities could treat us as a “passive foreign investment company,” which would have adverse U.S. federal income tax consequences to U.S. unitholders.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a “passive foreign investment company” (a “PFIC”) for U.S. federal income tax purposes if at least 75.0% of its gross income for any taxable year consists of “passive income” or at least 50.0% of the average value of its assets produce, or are held for the production of, “passive income.” For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property, and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. unitholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their interests in the PFIC.

Based on our current and projected method of operation, and an opinion of our U.S. counsel, Vinson & Elkins L.L.P., we believe that we were not a PFIC for our 2015 taxable year, and we expect that we will not be treated as a PFIC for the current or any future taxable year. We have received an opinion of our U.S. counsel in support of this position that concludes that the income our subsidiaries earn from certain of our present and anticipated time-chartering activities should not constitute passive income for purposes of determining whether we are a PFIC. In addition, we have represented to our U.S. counsel that more than 25.0% of our gross income for our 2015 taxable year arose, and we expect that more than 25.0% of our gross income for the current and each future year will arise, from such time-chartering activities or other income our U.S. counsel has opined should not constitute passive income, and more than 50.0% of the average value of our assets for each such year was or will be held for the production of non-passive income. Assuming the composition of our income and assets is consistent with these expectations, and assuming the accuracy of other representations we have made to our U.S. counsel for purposes of their opinion, our U.S. counsel is of the opinion that we should not be a PFIC for our 2015 taxable year, the current year or any future year. This opinion is based and its accuracy is conditioned on representations, valuations and projections provided by us regarding our assets, income and charters to our U.S. counsel. While we believe these representations, valuations and projections to be accurate, the shipping market is volatile and no assurance can be given that they will continue to be accurate at any time in the future.

Moreover, there are legal uncertainties involved in determining whether the income derived from time-chartering activities constitutes rental income or income derived from the performance of services. In Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), the United States Court of Appeals for the Fifth Circuit (the “Fifth Circuit”) held that income derived from certain time-chartering activities should be treated as rental income rather than services income for purposes of a provision of the Internal Revenue Code of 1986, as amended (the “Code”), relating to foreign sales corporations. In that case, the Fifth Circuit did not address the definition of passive income or the PFIC rules; however, the reasoning of the case could have implications as to how the income from a time charter would be classified under such rules. If the reasoning of this case were extended to the PFIC context, the gross income we derive or are deemed to derive from our time-chartering activities may be treated as rental income, and we would likely be treated as a PFIC. In published guidance, the Internal Revenue Service (the “IRS”) stated that it disagreed with the holding in Tidewater and specified that time charters similar to those at issue in the case should be treated as service contracts. We have not sought, and we do not expect to seek, an IRS ruling on the treatment of income generated from our time-chartering activities. As a result, the IRS or a court could disagree with our position. No assurance can be given that this result will not occur. In addition, although we intend to conduct our affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future, or that we will not be a PFIC in the future. If the IRS were to find that we are or have been a PFIC for any taxable year (and regardless of whether we remain a PFIC for any subsequent taxable year), our U.S. unitholders would face adverse U.S. federal income tax consequences. Please read “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — PFIC Status and Significant Tax Consequences” for a more detailed discussion of the U.S. federal income tax consequences to U.S. unitholders if we are treated as a PFIC.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $      million from the sale of common units we are offering (or $      million if the underwriters exercise in full their option to purchase 825,000 additional common units), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use approximately $91.8 million of the net proceeds from this offering of common units to fund the cash purchase price for the Acquisition and the remainder for general partnership purposes. If the Acquisition does not close, we will use the net proceeds from this offering for general partnership purposes.

We intend to use the net proceeds from any exercise of the underwriters’ option to purchase additional common units for general partnership purposes, which may include the purchase of additional ownership interests in Grace Holding if we exercise our Option.

CAPITALIZATION

The following table sets forth:

•	our historical cash and capitalization as of September 30, 2016;
•	our pro forma cash and capitalization as of September 30, 2016, which gives effect to the Acquisition, this offering and the application of the net proceeds therefrom as set forth in “Use of Proceeds.” If the Acquisition does not close, we will use the net proceeds from this offering for general partnership purposes.

This table is derived from and should be read together with the historical financial statements and the accompanying notes incorporated by reference in this prospectus and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our 2015 Annual Report, our Report on Form 6-K for the nine months ended September 30, 2016 and our pro forma financial statements contained in our Report on Form 6-K filed on December 1, 2016, each of which is incorporated by reference herein.

	As of September 30, 2016
	(U.S. Dollars in thousands)
	Historical	Pro Forma(1)
Cash and cash equivalents	$20,805	$
Restricted cash(2)	21,487
Total cash and cash equivalents and restricted cash	$42,292	$
Debt:
Amounts, loans and promissory notes due to owners and affiliates(3)	$8,897		$9,557
Revolving credit and seller’s credit due to owners and affiliates(4)	52,422		52,422
Current portion of long-term debt	32,208		45,458
Long-term debt, excluding seller’s credit and current portion	308,025		490,530
Total debt(5)	$401,552		$597,967
Equity:
Total partners’ capital	$244,050	$
Non-controlling interest	—
Accumulated other comprehensive income (loss)	$(13,133)	$
Total equity	$230,917	$
Total capitalization	$632,469	$

(1)	Assumes the underwriters’ option to purchase additional common units is not exercised. Does not account for the payment of a quarterly distribution on our units on November 14, 2016 of $10.97 million in the aggregate.
(2)	Consists of short-term and long-term portions, amounting to $7,229 and $14,258, respectively, as of September 30, 2016.
(3)	Amounts, loans and promissory notes due to owners and affiliates includes $6,625 for the working capital adjustment for the acquisition of the subsidiary that indirectly owns the Höegh Gallant.
(4)	In August 2014, upon the closing of the IPO, we entered into an $85 million revolving credit facility with Höegh LNG, to be used to fund our acquisitions and working capital requirements. The credit facility is unsecured and any outstanding balance is due January 1, 2020. As of September 30, 2016 we had drawn $5.4 million on the $85 million revolving credit facility. The seller’s credit note of $47 million related to the Höegh Gallant acquisition is subordinated to our obligations under the Gallant facility and matures on January 1, 2020.
(5)	Because we account for our joint ventures that own the Neptune and the GDF Suez Cape Ann under the equity method, the table does not reflect our 50% portion of the indebtedness of the two joint ventures. As of September 30, 2016, our 50% share of the two joint ventures’ long-term bank debt and subordinated debt due to us was $241.5 million and $8.9 million, respectively.

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

As of November 30, 2016, the total number of common units outstanding was 13,166,710 of which 2,116,060 common units were held by Höegh LNG. Our common units were first offered on the NYSE on August 7, 2014 at an initial price of $20.00 per unit. Our common units are traded on the NYSE under the symbol “HMLP.”

The following table sets forth, for the periods indicated, the high and low sales prices for our common units, as reported on the NYSE, and quarterly cash distributions declared per common unit. The last reported sale price of our common units on the NYSE on November 30, 2016 was $18.90 per unit.

	High	Low	Cash Distributions Per Unit(1)
Year Ended:
December 31, 2015	$23.97	$12.50
December 31, 2014(2)	26.50	16.26
Quarter Ended:
December 31, 2016(3)	19.50	17.05	$
September 30, 2016	19.56	17.08		0.4125
June 30, 2016	19.32	16.51		0.4125
March 31, 2016	18.45	11.50		0.4125
December 31, 2015	18.82	12.50		0.4125
September 30, 2015	21.80	15.70		0.3375
June 30, 2015	23.46	19.01		0.3375
March 31, 2015	23.97	17.80		0.3375
December 31, 2014	24.73	16.26		0.3375
September 30, 2014(4)	26.50	21.75		0.1834	(5)
Month Ended:
November 30, 2016	19.50	17.05
October 31, 2016	19.00	17.52
September 30, 2016	19.07	17.08
August 31, 2016	19.36	18.03
July 31, 2016	19.56	17.55
June 30, 2016	18.64	17.00
May 31, 2016	18.25	16.67

(1)	Represents cash distributions paid with respect to the quarter.
(2)	For the period from August 7, 2014 through December 31, 2014.
(3)	For the period from October 1, 2016 through November 30, 2016.
(4)	For the period from August 7, 2014 through September 30, 2014.
(5)	For the period from August 12, 2014 to September 30, 2014 we paid a distribution of $0.1834 per unit. This distribution was the prorated portion of the minimum quarterly distribution of $0.3375 per unit.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations that may be relevant to current and prospective unitholders and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., our U.S. counsel, insofar as it contains legal conclusions with respect to matters of U.S. federal income tax law. The opinion of our counsel is dependent on the accuracy of factual representations made by us to them, including descriptions of our operations contained herein.

This discussion is based upon provisions of the Code, U.S. Treasury Regulations (“Treasury Regulations”), and current administrative rulings and court decisions, all as in effect or existence on the date of this prospectus and all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences of unit ownership to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Höegh LNG Partners LP.

The following discussion applies only to beneficial owners of common units that own the common units as “capital assets” within the meaning of Section 1221 of the Code (i.e., generally, for investment purposes) and is not intended to be applicable to all categories of investors, such as unitholders subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations, retirement plans or individual retirement accounts or former citizens or long-term residents of the United States), persons who hold the units as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, or persons that have a functional currency other than the U.S. dollar, each of whom may be subject to tax rules that differ significantly from those summarized below. If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds our common units, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common units, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of our common units.

No ruling has been or will be requested from the IRS regarding any matter affecting us or our current and prospective unitholders. The opinions and statements made herein may be challenged by the IRS and, if so challenged, may not be sustained upon review in a court. This discussion does not contain information regarding any U.S. estate, gift or alternative minimum tax considerations or any state, local, or foreign tax considerations concerning the ownership or disposition of common units. This discussion does not comment on all aspects of U.S. federal income taxation that may be important to particular unitholders in light of their individual circumstances, and each current and prospective unitholder is urged to consult its own tax advisor regarding the U.S. federal, state, local and other tax consequences of the ownership or disposition of common units.

Election to be Treated as a Corporation

We have elected to be treated as a corporation for U.S. federal income tax purposes. Consequently, among other things, U.S. Holders (as defined below) will not be directly subject to U.S. federal income tax on our income, but rather will be subject to U.S. federal income tax on distributions received from us and dispositions of units as described below.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our common units that owns (actually or constructively) less than 10.0% of our equity and that is:

•	an individual U.S. citizen or resident (as determined for U.S. federal income tax purposes),
•	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or any of its political subdivisions,
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or
•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions

Subject to the discussion below of the rules applicable to passive foreign investment companies (“PFICs”), any distributions to a U.S. Holder made by us with respect to our common units generally will constitute dividends to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its common units and thereafter as capital gain. U.S. Holders that are corporations generally will not be entitled to claim a dividends-received deduction with respect to distributions they receive from us because we are not a U.S. corporation. Dividends received with respect to our common units generally will be treated as “passive category income” for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

Dividends received with respect to our common units by a U.S. Holder that is an individual, trust or estate (a “U.S. Individual Holder”) generally will be treated as “qualified dividend income,” which is taxable to such U.S. Individual Holder at preferential tax rates provided that: (1) our common units are readily tradable on an established securities market in the United States (such as the NYSE, on which our common units are traded); (2) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be, as discussed below under “— PFIC Status and Significant Tax Consequences”); (3) the U.S. Individual Holder has owned the common units for more than 60 days during the 121-day period beginning 60 days before the date on which the common units become ex-dividend (and has not entered into certain risk limiting transactions with respect to such common units); and (4) the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. In addition, the preferential rate on dividends does not apply to dividends received by a U.S. Individual Holder to the extent that the U.S. Individual Holder elects to treat such dividends as investment income that may be offset by investment expenses. Because of the uncertainty of these matters, including whether we are or will be a PFIC, there is no assurance that any dividends paid on our common units will be eligible for these preferential rates in the hands of a U.S. Individual Holder, and any dividends paid on our common units that are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder.

Special rules may apply to any amounts received in respect of our common units that are treated as “extraordinary dividends.” In general, an extraordinary dividend is a dividend with respect to a common unit that is equal to or in excess of 10.0% of a unitholder’s adjusted tax basis (or fair market value upon the unitholder’s election) in such common unit. In addition, extraordinary dividends include dividends received within a one-year period that, in the aggregate, equal or exceed 20.0% of a unitholder’s adjusted tax basis (or fair market value). If we pay an “extraordinary dividend” on our common units that is treated as “qualified dividend income,” then any loss recognized by a U.S. Individual Holder from the sale or exchange of such common units will be treated as long-term capital loss to the extent of the amount of such dividend.

Sale, Exchange or Other Disposition of Common Units

Subject to the discussion of PFIC status below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our units in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in such units. The U.S. Holder’s initial tax basis in its units generally will be the U.S. Holder’s purchase price for the units and that tax basis will be reduced (but not below zero) by the amount of any distributions on the units that are treated as non-taxable returns of capital (as discussed above under “— Distributions”). Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Certain U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to limitations. Such capital gain or loss generally will be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes.

Medicare Tax on Net Investment Income

Certain U.S. Holders, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on, among other things, dividends and capital gains from the sale or other disposition of equity interests. For individuals, the additional Medicare tax applies to the lesser of (1) “net investment income” or (2) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by deductions that are allocable to such income. Unitholders should consult their tax advisors regarding the implications of the additional Medicare tax resulting from their ownership and disposition of our common units.

PFIC Status and Significant Tax Consequences

Adverse U.S. federal income tax rules apply to a U.S. Holder that owns an equity interest in a non-U.S. corporation that is classified as a PFIC for U.S. federal income tax purposes. In general, we are treated as a PFIC with respect to a U.S. Holder if either:

•	at least 75.0% of our gross income (including the gross income of our vessel-owning subsidiaries) in any taxable year in which the holder held our units consists of passive income (e.g., dividends, interest, capital gains from the sale or exchange of investment property and rents derived other than in the active conduct of a rental business); or
•	at least 50.0% of the average value of the assets held by us (including the assets of our vessel-owning subsidiaries) during any taxable year in which the holder held our units produce, or are held for the production of, passive income.

Income earned, or treated as earned (for U.S. federal income tax purposes), by us in connection with the performance of services would not constitute passive income. By contrast, rental income generally would constitute “passive income” unless we were treated as deriving that rental income in the active conduct of a trade or business under the applicable rules.

Based on our current and projected methods of operation and an opinion of counsel, we believe that we were not a PFIC for any prior taxable year and we expect that we will not be a PFIC for our current or any future taxable year. We have received an opinion of our U.S. counsel, Vinson & Elkins L.L.P., in support of this position that concludes that the income our subsidiaries earn from certain of our present and anticipated time-chartering activities should not constitute passive income for purposes of determining whether we are a PFIC. In addition, we have represented to our U.S. counsel that more than 25.0% of our gross income for all of our previous taxable years arose, and we expect that more than 25.0% of our gross income for our current taxable year and each future year will arise, from such or similar time-chartering activities or other income our counsel has opined does not constitute passive income, and more than 50.0% of the average value of our assets for each such year was or will be held for the production of such nonpassive income. Assuming the accuracy of representations we have made to our U.S. counsel for purposes of this opinion, our U.S. counsel is of the opinion that we should not be a PFIC for any of our previous taxable years, and assuming the composition of our income and assets is consistent with these expectations for our current and future years, we should not be a PFIC for our current or any future taxable year. This opinion is based and its accuracy is conditioned on representations, valuations and projections provided by us regarding our assets, income and charters to our U.S. counsel. While we believe these representations, valuations and projections to be accurate, the shipping market is volatile, and no assurance can be given that they will continue to be accurate at any time in the future.

Our counsel has indicated to us that the conclusions described above are not free from doubt. While there is legal authority supporting our conclusions, including IRS pronouncements concerning the characterization of income derived from time charters as services income, the United States Court of Appeals for the Fifth Circuit (the “Fifth Circuit”) held in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009) that income derived from certain marine time charter agreements should be treated as rental income rather than services income for purposes of a “foreign sales corporation” provision of the Code. In that case, the Fifth Circuit did not address the definition of passive income or the PFIC rules; however, the reasoning of the case could have implications as to how the income from a time charter would be classified under such rules. If the reasoning of this case were extended to the PFIC context, the gross income we derive or are deemed to derive from our time-chartering activities may be treated as rental income, and we would likely be treated as a PFIC. The IRS has announced its nonacquiescence with the Fifth Circuit’s holding in Tidewater and its position that the marine time charter agreements at issue in Tidewater should be treated as service contracts.

Distinguishing between arrangements treated as generating rental income and those treated as generating services income involves weighing and balancing competing factual considerations, and there is no legal authority under the PFIC rules addressing our specific method of operation. Conclusions in this area therefore remain matters of interpretation. We are not seeking a ruling from the IRS on the treatment of income generated from our time-chartering operations, and the opinion of our counsel is not binding on the IRS or any court. Thus, while we have received an opinion of counsel in support of our position, it is possible that the IRS or a court could disagree with this position and the opinion of our counsel. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to our current or any future taxable year, we cannot assure unitholders that the nature of our operations will not change and that we will not become a PFIC in our current or any future taxable year.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year (and regardless of whether we remain a PFIC over the subsequent taxable years), a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which we refer to as a “QEF election.” As an alternative to making a QEF election, a U.S. Holder would be able to make a “mark-to-market” election with respect to our common units, as discussed below. If we are a PFIC, a U.S. Holder will be subject to the PFIC rules described herein with respect to any of our subsidiaries that are PFICs. However, the mark-to-market election discussed below will not be available with respect to shares of such PFIC subsidiaries. In addition, if a U.S. Holder owns our common units during any taxable year that we are a PFIC, such holder must file an annual report with the IRS.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election (an “Electing Holder”), then, for U.S. federal income tax purposes, that Electing Holder must report as income for its taxable year its pro rata share of our ordinary earnings and net capital gain, if any, for our taxable years that end with or within the taxable year for which that holder is reporting, regardless of whether or not the Electing Holder received distributions from us in that year. The Electing Holder’s adjusted tax basis in the common units will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in common units and will not be taxed again once distributed. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our common units. A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return. If, contrary to our expectations, we determine that we are treated as a PFIC for any taxable year, we will provide each U.S. Holder with the information necessary to make the QEF election described above.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

If we were to be treated as a PFIC for any taxable year and, as we anticipate, our units were treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common units, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the U.S. Holder’s common units at the end of the taxable year over the holder’s adjusted tax basis in the common units. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common units over the fair market value thereof at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in its common units would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common units would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of the common units would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. Because the mark-to-market election only applies to marketable stock, however, it would not apply to a U.S. Holder’s indirect interest in any of our subsidiaries that were determined to be PFICs.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

If we were to be treated as a PFIC for any taxable year, a U.S. Holder that does not make either a QEF election or a “mark-to-market” election for that year (a “Non-Electing Holder”) would be subject to special rules resulting in increased tax liability with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common units in a taxable year in excess of 125.0% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common units) and (2) any gain realized on the sale, exchange or other disposition of the units. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common units;
•	the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and
•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common units. If we were treated as a PFIC for any taxable year and a Non-Electing Holder who is an individual dies while owning our common units, such holder’s successor generally would not receive a step-up in tax basis with respect to such units.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our common units (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to as a “Non-U.S. Holder.” If you are a partner in a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holding our common units, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of our common units.

Distributions

Distributions we pay to a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S. trade or business, our distributions will be subject to U.S. federal income tax in the same manner as a U.S. Holder to the extent they constitute income effectively connected with the Non-U.S. Holder’s U.S. trade or business. Effectively connected dividends received by a corporate Non-U.S. Holder may also be subject to an additional U.S. branch profits tax at a 30.0% rate (or, if applicable, a lower treaty rate). However, distributions paid to a Non-U.S. Holder that is engaged in a U.S. trade or business may be exempt from taxation under an income tax treaty if the income arising from the distribution is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

Disposition of Units

In general, a Non-U.S. Holder is not subject to U.S. federal income tax or withholding tax on any gain resulting from the disposition of our common units provided the Non-U.S. Holder is not engaged in a U.S. trade or business. A Non-U.S. Holder that is engaged in a U.S. trade or business will be subject to U.S. federal income tax in the same manner as a U.S. Holder in the event the gain from the disposition of units is effectively connected with the conduct of such U.S. trade or business (provided, in the case of a Non-U.S. Holder entitled to the benefits of an income tax treaty with the U.S., such gain also is attributable to a U.S. permanent establishment). However, even if not engaged in a U.S. trade or business, individual Non-U.S. Holders may be subject to tax on gain resulting from the disposition of our common units if they are present in the United States for 183 days or more during the taxable year in which those units are disposed or they meet certain other requirements.

Backup Withholding and Information Reporting

In general, payments to a non-corporate U.S. Holder of distributions or the proceeds of a disposition of common units will be subject to information reporting. These payments to a non-corporate U.S. Holder also may be subject to backup withholding if the non-corporate U.S. Holder:

•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that it has failed to report all interest or corporate distributions required to be reported on its U.S. federal income tax returns; or
•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a unitholder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a U.S. federal income tax return with the IRS.

U.S. Holders purchasing more than $100,000 of our common units generally will be required to file IRS Form 926 reporting that payment to us. For purposes of determining the total dollar value of common units purchased, units purchased by certain related parties (including family members) are included. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with this reporting obligation. Each U.S. Holder should consult its own tax advisor as to the possible obligation to file IRS Form 926.

In addition, individual citizens or residents of the United States holding certain “foreign financial assets” (which generally includes stock and other securities issued by a foreign person unless held in an account maintained by a financial institution) that exceed certain thresholds (the lowest being holding foreign financial assets with an aggregate value in excess of: (1) $50,000 on the last day of the tax year or (2) $75,000 at any time during the tax year) are required to report information relating to such assets. Significant penalties may apply for failure to satisfy the reporting obligations described above. Unitholders should consult their tax advisors regarding the reporting obligations, if any, that would result from the purchase, ownership or disposition of our units.

NON-UNITED STATES TAX CONSIDERATIONS

Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Höegh LNG Partners LP.

Marshall Islands Tax Consequences

The following discussion is based upon the opinion of Watson Farley & Williams LLP, our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who are not citizens of and do not reside in, maintain offices in or engage in business or transactions in the Republic of the Marshall Islands.

Because we and our subsidiaries do not and do not expect to conduct business, transactions or operations in the Republic of the Marshall Islands, and because all documentation related to any offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon distribution treated as a return of capital, we make to you as a unitholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common units, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to your ownership of common units.

Norwegian Tax Consequences

The following is a discussion of the material Norwegian tax consequences that may be relevant to current and prospective unitholders who are persons not resident in Norway for taxation purposes, which we refer to as “Non-Norwegian Holders” and is the opinion of Advokatfirmaet Thommessen AS, our counsel as to taxation matters under the laws of the Kingdom of Norway, insofar as it contains legal conclusions based on the application of the taxation laws of the Kingdom of Norway to our particular factual circumstances. Prospective unitholders who are resident in Norway for taxation purposes are urged to consult their own tax advisors regarding the potential Norwegian tax consequences to them of an investment in our common units. For this purpose, a company incorporated outside of Norway will be treated as resident in Norway in the event its central management and control is carried out in Norway.

Under the Norwegian Tax Act on Income and Wealth, Non-Norwegian Holders will not be subject to any taxes in Norway on income or profits in respect of the acquisition, holding, disposition or redemption of the common units, provided that we are not treated as carrying on business in Norway, and the Non-Norwegian Holder is not engaged in a Norwegian trade or business to which the common units are effectively connected, or if the Non-Norwegian Holder is a resident in a country that has an income tax treaty with Norway, such holder does not have a permanent establishment in Norway to which the common units are effectively connected.

A Non-Norwegian Holder that carries on a business in Norway through a partnership is subject to Norwegian tax on income derived from the business if managed from Norway or carried on by the Partnership in Norway.

We believe that we will be able to conduct our affairs so that Non-Norwegian Holders should not be subject to Norwegian tax on the acquisition, holding, disposition or redemption of the common units. However, this determination is dependent upon the facts existing at such time, including (but not limited to) the place where our board of directors meets and the place where our management makes decisions or takes certain actions affecting our business. We intend to conduct our affairs in a manner consistent with Norwegian tax practice so that our business should not be treated as managed from or carried on in Norway for taxation purposes, and consequently, Non-Norwegian Holders should not be subject to tax in Norway solely by reason of the acquisition, holding, disposition or redemption of their common units. Nonetheless, there is no legal authority addressing our specific circumstances, and conclusions in this area remain matters of interpretation. Thus, it is possible that the Norwegian taxation authority could challenge, or a court could disagree with, our position.

While we do not expect it to be the case, if the arrangements we propose to enter into result in our being considered to carry on business in Norway for the purposes of the Norwegian Tax Act on Income and Wealth, unitholders would be considered to be carrying on business in Norway and would be required to file tax returns with the Norwegian Tax Administration and, subject to any relief provided in any relevant double taxation treaty (including, in the case of holders resident in the United States, the U.S.-Norway Tax Treaty), would be subject to taxation in Norway on any income considered to be attributable to the business carried on in Norway.

United Kingdom Tax Consequences

The following is a discussion of the material United Kingdom tax consequences that may be relevant to current and prospective common unitholders who are persons not resident and not domiciled in the United Kingdom for taxation purposes (and who are persons who have not been resident or domiciled for tax purposes in the United Kingdom) and who do not hold their common units as part of a trade, profession or vocation carried on in the United Kingdom (“Non-UK Holders”) and, insofar as it contains legal conclusions based on the application of the taxation laws of the United Kingdom to our particular factual circumstances, is the opinion of Vinson & Elkins L.L.P., our counsel as to taxation matters under the laws of the United Kingdom.

Current and prospective unitholders who are, or have been, resident or domiciled in the United Kingdom for taxation purposes, or who hold their common units through a trade, profession or vocation in the United Kingdom are urged to consult their own tax advisors regarding the potential United Kingdom tax consequences to them of an investment in our units, options, warrants, rights or debt securities and are responsible for filing their own UK tax returns and paying any applicable UK taxes (which may be due on amounts received by us but not distributed).

The discussion that follows is based upon current United Kingdom tax law and what is understood to be the current practice of HM Revenue and Customs as at the date of this document, both of which are subject to change, possibly with retrospective effect. Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Höegh LNG Partners LP.

Taxation of income and disposals.  We expect to conduct our affairs so that Non-UK Holders should not be subject to United Kingdom income tax, capital gains tax or corporation tax on income or gains arising from the Partnership. Distributions on our common units may be made to Non-UK Holders without withholding or deduction for or on account of United Kingdom income tax.

Stamp taxes.  No liability to United Kingdom stamp duty or stamp duty reserve tax should arise in connection with the issue of units to unitholders or the transfer of units in the Partnership.

EACH PROSPECTIVE UNITHOLDER IS URGED TO CONSULT HIS OWN TAX COUNSEL OR OTHER ADVISOR WITH REGARD TO THE LEGAL AND TAX CONSEQUENCES OF UNIT OWNERSHIP UNDER ITS PARTICULAR CIRCUMSTANCES.

UNDERWRITING

Citigroup Global Markets Inc. and Barclays Capital Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of common units set forth opposite the underwriter’s name.

Underwriter	Number of Common Units
Citigroup Global Markets Inc.
Barclays Capital Inc.
DNB Markets, Inc.
Fearnley Securities AS
Stifel, Nicolaus & Company, Incorporated
Total	5,500,000

The business address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, NY 10013. The business address of Barclays Capital Inc. is 745 Seventh Avenue, New York, NY 10019.

The underwriting agreement provides that the obligations of the underwriters to purchase the common units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the common units (other than those covered by the underwriters’ option to purchase additional common units described below) if they purchase any of the common units.

Common units sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any common units sold by the underwriters to securities dealers may be sold at a discount from the public offering price not to exceed $    per common unit. If all the common units are not sold at the public offering price, the underwriters may change the offering price and the other selling terms.

If the underwriters sell more common units than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 825,000 additional common units at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional common units approximately proportionate to that underwriter’s initial purchase commitment. Any common units issued or sold under the option will be issued and sold on the same terms and conditions as the other common units that are the subject of this offering.

The common units are listed on the New York Stock Exchange under the symbol “HMLP.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units.

	No Exercise	Full Exercise
Per common unit	$	$
Total	$	$

We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $700,000.

We have agreed that, for a period of 60 days from the date of this prospectus supplement (the “restricted period”), we will not, without the prior written consent of the representatives, dispose of or hedge any common units or any securities convertible into or exchangeable for our common units. In addition, Hoegh LNG and our directors and executive officers have agreed that, without the prior written consent of the representatives on behalf of the underwriters, and subject to specified exceptions, they will not, during the restricted period:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common units or any securities convertible into or exercisable or exchangeable for common units; or
•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common units;

whether any such transaction described above is to be settled by delivery of common units or such other securities, in cash or otherwise. In addition, each such person agrees that, without the prior written consent of the representatives on behalf of the underwriters, such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any common units or any security convertible into or exercisable or exchangeable for common units.

The representatives, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

In connection with the offering, the underwriters may purchase and sell common units in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional common units, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of common units than they are required to purchase in the offering.
º	“Covered” short sales are sales of common units in an amount up to the number of common units represented by the underwriters’ option to purchase additional common units.
º	“Naked” short sales are sales of common units in an amount in excess of the number of common units represented by the underwriters’ option to purchase additional common units.
•	Covering transactions involve purchases of common units either pursuant to the underwriters’ option to purchase additional common units or in the open market after the distribution has been completed in order to cover short positions.
º	To close a naked short position, the underwriters must purchase common units in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.
º	To close a covered short position, the underwriters must purchase common units in the open market after the distribution has been completed or must exercise the option to purchase additional common units. In determining the source of common units to close the covered short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the underwriters’ option to purchase additional common units.
•	Stabilizing transactions involve bids to purchase common units so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the common units. They may also cause the price of the common units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.

The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Fearnley Securities AS is not a U.S. registered broker-dealer and, therefore, intends to participate in the offering outside of the United States and, to the extent that the offering by Fearnley Securities AS is within the United States, Fearnley Securities AS will offer to and place common units with investors through Fearnley Securities, Inc., an affiliated U.S. broker-dealer. The activities of Fearnley Securities AS in the United States will be effected only to the extent permitted by Rule 15a-6 under the Securities Exchange Act of 1934, as amended.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the common units may only be made to persons (the “Exempt Investors”), who are:

•	“sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act; and
•	“wholesale clients” (within the meaning of section 761G of the Corporations Act),

so that it is lawful to offer the common units without disclosure to investors under Chapters 6D and 7 of the Corporations Act.

The common units applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapters 6D and 7 of the Corporations Act would not be required pursuant to an exemption under both section 708 and Subdivision B of Division 2 of Part 7.9 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapters 6D and 7 of the Corporations Act. Any person acquiring common units must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The common units may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the common units may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The common units offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The common units have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common units may not be circulated or distributed, nor may the common units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the common units are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

common units, debentures and units of common units and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common units pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such common units, debentures and units of common units and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;
•	where no consideration is or will be given for the transfer; or

where the transfer is by operation of law.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or
•	in any other circumstances falling within Article 3(2) of the Prospectus Directive.

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and includes any relevant implementing measure in each relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

LEGAL MATTERS

Certain legal matters with respect to the offering will be passed upon for us by Vinson & Elkins L.L.P., Washington, D.C. The validity of the common units and certain other legal matters with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by Watson Farley & Williams LLP, New York, New York. Certain matters with respect to this offering will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

The consolidated and combined carve-out financial statements of Höegh LNG Partners LP and the combined financial statements of SRV Joint Gas Ltd. and SRV Joint Gas Two Ltd. as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 appearing in our annual report on Form 20-F for the year ended December 31, 2015 (including schedules appearing therein) have been incorporated by reference into this prospectus in reliance on the report of Ernst & Young AS, independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

The financial statements of Höegh LNG FSRU III Ltd. and Hoegh LNG Cyprus Limited as of and for the nine months ended September 30, 2015 and the year ended December 31, 2014 incorporated into this prospectus by reference to Höegh LNG Partners LP’s Current Report on Form 6-K dated September 26, 2016 have been incorporated by reference into this prospectus in reliance on the report of Ernst & Young AS, independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

The financial statements of Höegh LNG Colombia Holding Ltd. as of December 31, 2015 and for the year then ended incorporated into this prospectus by reference to Höegh LNG Partners LP’s Current Report on Form 6-K dated December 1, 2016 have been incorporated by reference into this prospectus in reliance on the report of Ernst & Young AS, independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

Ernst & Young AS is located at Dronning Eufemias Gate 6, Oslo Atrium, P.O. Box 20, NO-0051 Oslo, Norway.

EXPENSES

The following table sets forth costs and expenses, other than the underwriting discounts and commissions, in connection with the issuance and distribution of the common units covered by this prospectus supplement. All amounts are estimated, except the SEC registration fee, the Financial Industry Regulatory Authority filing fee and the NYSE listing fee.

SEC registration fee attributable to this offering	$11,100
Financial Industry Regulatory Authority filing fee attributable to this offering	17,000
NYSE listing fee	30,400
Legal fees and expenses	300,000
Accounting fees and expenses	150,000
Printing costs	50,000
Transfer agent fees	6,500
Miscellaneous	135,000
Total	$700,000

PROSPECTUS

Höegh LNG Partners LP

Common Units Representing Limited Partnership Interests
Other Classes of Units Representing Limited Partnership Interests
Options
Warrants
Rights
Debt Securities

We may from time to time, in one or more offerings, offer and sell common units and other units representing limited partner interests in Höegh LNG Partners LP, as well as options, warrants or rights to purchase common units or other classes of units or any combination thereof, and the debt securities described in this prospectus. We refer to the common units and other units representing limited partner interests in Höegh LNG Partners LP, the options, warrants and rights to purchase common units or other classes of units and the debt securities collectively as the “securities.” The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $600 million.

Höegh LNG Holdings Ltd., the selling unitholder, may from time to time, in one or more offerings, offer and sell up to 2,116,060 common units. We will not receive any proceeds from the sale of these common units by the selling unitholder. For a more detailed discussion of the selling unitholder, please read “Selling Unitholder.”

We or the selling unitholder may offer and sell these securities in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering. This prospectus describes only the general terms of these securities and the general manner in which we or the selling unitholder will offer the securities. The specific terms of any securities we or the selling unitholder offer will be included in a supplement to this prospectus. The prospectus supplement will describe the specific manner in which we or the selling unitholder will offer the securities and also may add, update or change information contained in this prospectus. The names of any underwriters and the specific terms of a plan of distribution will be stated in the prospectus supplement.

Our common units are traded on the New York Stock Exchange (the “NYSE”), under the symbol “HMLP.” We will provide information in the related prospectus supplement for the trading market, if any, for any securities that may be offered.

Investing in our securities involves risks. You should carefully consider the risk factors described under “Risk Factors” on page 7 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 16, 2016.

i

In making your investment decision, you should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference in this prospectus. Neither we nor the selling unitholder have authorized anyone else to give you different information. Neither we nor the selling unitholder are offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the Securities and Exchange Commission (the “SEC”), incorporated by reference in this prospectus.

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may over time, in one or more offerings, offer and sell up to $600 million in total aggregate offering price of any combination of the securities described in this prospectus. In addition, the selling unitholder may over time, in one or more offerings, offer and sell up to 2,116,060 of our common units.

This prospectus provides you with a general description of Höegh LNG Partners LP and the securities that are registered hereunder that may be offered by us or the selling unitholder. Each time we or the selling unitholder sell any securities offered by this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. Because the selling unitholder may be deemed to be “underwriter” under the Securities Act of 1933, as amended (or the Securities Act), each time the selling unitholder sells any common units offered by this prospectus, the selling unitholder is required to provide you with this prospectus and the related prospectus supplement containing specific information about the selling unitholder and the terms of the common units being offered in the manner required by the Securities Act. Any prospectus supplement may also add, update or change information contained in this prospectus. To the extent information in this prospectus is inconsistent with the information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

The information in this prospectus is accurate as of its date. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Before you invest in our securities, you should carefully read this prospectus, including the “Risk Factors,” any prospectus supplement, the information incorporated by reference in this prospectus and any prospectus supplement (including the documents described under the heading “Where You Can Find More Information” in both this prospectus and any prospectus supplement) and any additional information you may need to make your investment decision.

References in this prospectus to “Höegh LNG Partners,” “we,” “our,” “us” and “the Partnership” or similar terms refer to Höegh LNG Partners LP or any one or more of its subsidiaries, or to all such entities unless the context otherwise indicates. Unless the context requires otherwise, references in this prospectus to our or the “joint ventures” refer to the joint ventures that own two of the vessels in our fleet (the GDF Suez Neptune and the GDF Suez Cape Ann). References in this prospectus to “our general partner” refer to Höegh LNG GP LLC, the general partner of Höegh LNG Partners. References in this prospectus to “our operating company” refer to Höegh LNG Partners Operating LLC, a wholly owned subsidiary of the Partnership. References in this prospectus to “Höegh Lampung” refer to Hoegh LNG Lampung Pte Ltd., a wholly owned subsidiary of our operating company. References in this prospectus to “Höegh LNG” refer, depending on the context, to Höegh LNG Holdings Ltd. and to any one or more of its direct and indirect subsidiaries, other than us. References in this prospectus to “PT Hoegh” refer to PT Hoegh LNG Lampung, the owner of the PGN FSRU Lampung. References in this prospectus to “Höegh FSRU III” refer to Hoegh LNG FSRU III Ltd., a wholly owned subsidiary of our operating company. References in this prospectus to “Höegh Cyprus” refer to Hoegh LNG Cyprus Limited including its wholly owned branch, Hoegh LNG Cyprus Limited Egypt Branch (“Egypt Branch”), a wholly owned subsidiary of Höegh FSRU III and the owner of the Höegh Gallant.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 regarding the securities covered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered in this prospectus, you may wish to review the full registration statement, including its exhibits. You may read and copy any materials we file with the SEC, including the registration statement and exhibits, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at that address, at prescribed rates, or from the SEC’s website at www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. You may also obtain information about us at the offices of the NYSE at 20 Broad Street, New York, NY, 10005, or on our website at www.hoeghlngpartners.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, we are required to file with the SEC annual reports on Form 20-F within four months of our fiscal year-end and provide to the SEC other material information on Form 6-K. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. Our website, also provided above, will make our annual reports on Form 20-F and our periodic reports filed with the SEC available, free of charge, through our website as soon as reasonably practicable after those reports are electronically filed with the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2015, filed on April 28, 2016 (our “2015 Annual Report”);
•	our report on Form 6-K for the quarterly period ended March 31, 2016 filed on May 31, 2016, report on Form 6-K for the quarterly period ended June 30, 2016 filed on August 25, 2016 and report on Form 6-K filed on September 26, 2016;

•	all our annual reports on Form 20-F, and all reports on Form 6-K that we expressly identify in such reports as being incorporated by reference into the registration statement of which this prospectus is a part, that we file with or furnish to the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to completion of this offering;
•	all our annual reports on Form 20-F, and all reports on Form 6-K that we expressly identify in such reports as being incorporated by reference into the registration statement of which this prospectus is a part, that we file with or furnish to the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act subsequent to the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement of which this prospectus is a part; and
•	the description of our common units contained in our Registration Statement on Form 8-A filed on August 4, 2014, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our website at www.hoeghlngpartners.com, or by writing or calling us at the following address:

Höegh LNG Partners LP
Wessex House, 5th Floor
45 Reid Street
Hamilton, HM 12
Bermuda
+441-295-6815

FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference contain certain forward-looking statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto. In addition, we and our representatives may from time to time make other oral or written statements that are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue,” or the negative of these terms or other comparable terminology. These forward-looking statements reflect management’s current views only as of the date of this prospectus and are not intended to give any assurance as to future results. As a result, unitholders are cautioned not to rely on any forward-looking statements.

Forward-looking statements appear in a number of places in this prospectus and include statements with respect to, among other things:

•	statements about FSRU and LNG carrier market trends, including hire rates and factors affecting supply and demand;
•	our anticipated growth strategies;
•	our anticipated receipt of dividends and repayment of indebtedness from our subsidiaries and joint ventures;
•	effects of volatility in global prices for crude oil and natural gas;
•	the effect of the worldwide economic environment;
•	turmoil in the global financial markets;
•	fluctuations in currencies and interest rates;
•	general market conditions, including fluctuations in hire rates and vessel values;
•	changes in our operating expenses, including drydocking and insurance costs;
•	our ability to make or increase cash distributions on our units and the amount of any such distributions;
•	our ability to comply with financing agreements and the expected effect of restrictions and covenants in such agreements;
•	the future financial condition of our existing or future customers;
•	our ability to make additional borrowings and to access public equity and debt capital markets;
•	planned capital expenditures and availability of capital resources to fund capital expenditures;
•	the exercise of purchase options by our customers;
•	our ability to maintain long-term relationships with our customers;
•	our ability to leverage Höegh LNG’s relationships and reputation in the shipping industry;
•	our ability to purchase vessels from Höegh LNG in the future; including the Independence, the Höegh Grace or Höegh LNG’s other newbuildings;
•	our ability to integrate and realize the anticipated benefits from the acquisition of the Höegh Gallant;
•	our continued ability to enter into long-term, fixed-rate charters;
•	the operating performance of our vessels;
•	our ability to maximize the use of our vessels, including the redeployment or disposition of vessels no longer under long-term charters;

•	expected pursuit of strategic opportunities, including the acquisition of vessels;
•	our ability to compete successfully for future chartering and newbuilding opportunities;
•	timely acceptance of our vessels by their charterers;
•	termination dates and extensions of charters;
•	the cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards, as well as standard regulations imposed by our charterers applicable to our business;
•	demand in the FSRU sector or the LNG shipping sector in general and the demand for our vessels in particular;
•	availability of skilled labor, vessel crews and management;
•	our incremental general and administrative expenses as a publicly traded limited partnership and our fees and expenses payable under our ship management agreements, the technical information and services agreement and the administrative services agreements;
•	the anticipated taxation of the Partnership and distributions to unitholders;
•	estimated future maintenance and replacement capital expenditures;
•	our ability to retain key employees;
•	customers’ increasing emphasis on environmental and safety concerns;
•	potential liability from any pending or future litigation;
•	potential disruption of shipping routes due to accidents, political events, piracy or acts by terrorists;
•	future sales of our common units in the public market;
•	our business strategy and other plans and objectives for future operations
•	our ability to successfully remediate any material weaknesses in our internal control over financial reporting and our disclosure controls and procedures; and
•	other factors listed from time to time in the reports and other documents that we file with the SEC.

Forward-looking statements in this prospectus are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties, including those risks discussed in “Risk Factors” and those risks discussed in reports we file with the SEC. The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

ABOUT HÖEGH LNG PARTNERS LP

We were formed on April 28, 2014, as a growth-oriented limited partnership by Höegh LNG Holdings Ltd. (Oslo Børs symbol: HLNG), a leading floating LNG service provider. Our strategy is to own, operate and acquire floating storage and regasification units (“FSRUs”), LNG carriers and other LNG infrastructure assets that are operating under long-term charters. Our current fleet consists of interests in four modern FSRUs.

On August 12, 2014, we completed our initial public offering (our “IPO”). At the closing of the IPO, we sold 11,040,000 common units to the public for net proceeds, after deduction of underwriters’ discount and offering expenses, of $203.5 million. We also issued 2,116,060 common units and 13,156,060 subordinated units, representing approximately 58.0% of the limited partner interests in the Partnership, and 100% of the incentive distribution rights (“IDRs”) to Höegh LNG. A wholly owned subsidiary of Höegh LNG owns a non-economic general partner interest in us.

We were formed under the laws of the Marshall Islands and maintain our principal place of business at Wessex House, 5th Floor, 45 Reid Street, Hamilton, HM 12, Bermuda. Our telephone number at that address is +441-295-6815.

RISK FACTORS

An investment in our securities involves a significant degree of risk. You should carefully consider the risk factors and all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this prospectus and any prospectus supplement, including those in “Item 3. Key Information — Risk Factors” in our 2015 Annual Report, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, in evaluating an investment in the securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

USE OF PROCEEDS

Except as otherwise provided in an applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities covered by this prospectus for general partnership purposes, including repayment of debt (including debt owed to Höegh LNG), acquisitions, capital expenditures and additions to working capital.

The actual application of proceeds we receive from any particular primary offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering.

We will not receive any of the proceeds from the sale of common units by the selling unitholder.

CAPITALIZATION

The following table shows our historical cash and capitalization as of June 30, 2016. This table is derived from our consolidated and combined carve-out financial statements, including accompanying notes, incorporated by reference in this prospectus. You should read this table in conjunction with the section entitled “Operating and Financial Review and Prospects” and our consolidated and combined carve-out financial statements and the related notes thereto, which are incorporated by reference herein from our 2015 Annual Report and our Form 6-K for the six months ended June 30, 2016.

As of June 30, 2016
(In thousands)
Cash and cash equivalents	$18,006
Restricted cash(1)	24,971
Total cash and cash equivalents and restricted cash	$42,977
Debt:
Amounts, loans and promissory notes due to owners and affiliates(2)	9,569
Seller’s credit note(3)	47,000
Current portion of long-term debt	32,208
Long-term debt, excluding sellers’ credit note and current portion	315,573
Total debt	$404,350
Equity:
Total partners’ capital	$239,637
Accumulated other comprehensive income (loss)	(15,774)
Total equity	$223,863
Total capitalization	$628,213

(1)	Consists of short-term and long-term portions, amounting to $10,331 and $14,640, respectively.
(2)	Amounts, loans and promissory notes due to owners and affiliates includes $6,625 for the working capital adjustment for the acquisition of the subsidiary that indirectly owns the Höegh Gallant
(3)	The seller’s credit note is subordinated to the obligations of the Partnership and the Borrower under the Gallant facility and matures on January 1, 2020.

Each prospectus supplement will include updated information on our capitalization.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

	Six Months Ended June 30, 2016	Year Ended December 31,
		2015	2014	2013
Ratio of earnings to fixed charges(1)	2.29x	2.70x	1.51x	0.93x

(1)	For periods prior to our IPO, represents data for our predecessor in respect of the PGN FSRU Lampung and the joint ventures that own the GDF Suez Neptune and the GDF Suez Cape Ann, which made up our fleet for periods prior to our IPO in August 2014.

For purposes of calculating the ratio of earnings to fixed charges:

•	“fixed charges” means the sum of the following: (a) interest expensed and capitalized and (b) amortized premiums, discounts and capitalized expenses related to indebtedness.;
•	“earnings” is the amount resulting from (a) adding (i) pre-tax income adjusted for equity in earnings (losses) of joint ventures, (ii) fixed charges, (iii) amortization of capitalized interest and (iv) distributions from equity investees and (b) subtracting interest capitalized.

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

As of September 23, 2016, the total number of common units outstanding was 13,166,710 of which 2,116,060 common units were held by Höegh LNG. Our common units were first offered on the NYSE on August 7, 2014 at an initial price of $20 per unit. Our common units are traded on the NYSE under the symbol “HMLP”.

The following table sets forth, for the periods indicated, the high and low sales prices for our common units, as reported on the NYSE, and quarterly cash distributions declared per common unit. The last reported sale price of our common units on the NYSE on September 23, 2016 was $17.12 per unit.

	High	Low	Cash Distributions per Unit(6)
Year ended December 31, 2016(1)	$19.56	$11.50
Year ended December 31, 2015	23.97	12.50
Year ended December 31, 2014(2)	26.50	16.26
Third quarter 2016(3)	19.36	17.08
Second quarter 2016	19.32	16.51	$0.4125
First quarter 2016	18.45	11.50	0.4125
Fourth quarter 2015	18.82	12.50	0.4125
Third quarter 2015	21.80	15.70	0.3375
Second quarter 2015	23.46	19.01	0.3375
First quarter 2015	23.97	17.80	0.3375
Fourth quarter 2014	24.73	16.26	0.3375
Third quarter 2014(4)	26.50	21.75	0.1834	(7)
Month ended September 30, 2016(5)	19.00	17.08
Month ended August 31, 2016	19.36	18.03
Month ended July 31, 2016	19.56	17.55
Month ended June 30, 2016	18.64	17.00
Month ended May 31, 2016	18.25	16.67
Month ended April 30, 2016	19.32	16.51
Month ended March 31, 2016	17.50	15.28

(1)	For the period from January 1, 2016 through September 23, 2016.
(2)	For the period from August 7, 2014 through December 31, 2014.
(3)	For the period from July 1, 2016 through September 23, 2016.
(4)	For the period from August 7, 2014 through September 30, 2014.
(5)	For the period from September 1, 2016 through September 23, 2016.
(6)	Represents cash distributions paid in respect of the quarter.
(7)	For the period from August 12, 2014 to September 30, 2014 we paid a distribution of $0.1834 per unit. This distribution was the prorated portion of the minimum quarterly distribution of $0.3375 per unit.

DESCRIPTION OF THE COMMON UNITS

Our common units and subordinated units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and privileges of holders of common units and subordinated units in and to partnership distributions, together with a description of the circumstances under which subordinated units convert into common units, please read this section and “Our Cash Distribution Policy and Restrictions on Distributions.”

Number of Units

We currently have 13,166,710 common units outstanding of which 2,116,060 common units are held by Höegh LNG. We also have 13,156,060 subordinated units outstanding for which there is no established trading market, all of which are held by Höegh LNG. The common units and the subordinated units represent a 100% limited partner interest. Our general partner holds a non-economic general partner interest.

Transfer Agent and Registrar

Computershare Trust Company, N.A. serves as registrar and transfer agent for the common units.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;
•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and
•	gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we entered into in connection with our formation and our IPO.

A transferee will become a substituted limited partner of the Partnership for the transferred common units automatically upon the recording of the transfer on our books and records. We will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in the Partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Voting Rights

Unlike the holders of common stock in a corporation, holders of common units have only limited voting rights on matters affecting our business. We will hold a meeting of the limited partners every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Common unitholders are entitled to elect only four of the seven members of our board of directors. The elected directors are elected on a staggered basis and will serve for staggered terms. Our general partner in its sole discretion appoints the remaining three directors and sets the terms for which those directors will serve. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management. Unitholders will have no right to elect our general partner, and our general partner may not be removed except by a vote of the holders of at least 75% of the outstanding common and subordinated units, including any common and subordinated units owned by our general partner and its affiliates, voting together as a single class.

Our partnership agreement further restricts unitholders’ voting rights by providing that if any person or group owns beneficially more than 4.9% of any class of units then outstanding, any such units owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes (except for purposes of nominating a person for election to our board of directors), determining the presence of a quorum or for other similar purposes, unless required by law. The voting rights of any such unitholders in excess of 4.9% will effectively be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote. Our general partner, its affiliates and persons who acquired common units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their common units in the election of the elected directors.

The following is a summary of the unitholder vote required for the approval of the matters specified below. Matters that require the approval of a “unit majority” require:

•	during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, voting as a single class and a majority of the subordinated units voting as a single class; and
•	after the subordination period, the approval of a majority of the common units voting as a single class.

In voting their common units and subordinated units our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Action	Unitholder Approval Required and Voting Rights
Issuance of additional units	No approval rights; general partner approval required for all issuances not reasonably expected to be accretive within 12 months of issuance or which would otherwise have a material adverse impact on our general partner or its interest in the Partnership.
Amendment of our partnership agreement	Certain amendments may be made by our board of directors without the approval of the unitholders. Other amendments generally require the approval of a unit majority.
Merger of the Partnership or the sale of all or substantially all of our assets	Unit majority and approval of our general partner and our board of directors.
Dissolution of the Partnership	Unit majority and approval of our general partner and our board of directors.
Reconstitution of the Partnership upon dissolution	Unit majority.
Election of four of the seven members of our board of directors	A plurality of the votes of the holders of the common units.
Withdrawal of our general partner	Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to June 30, 2024 in a manner that would cause a dissolution of the Partnership.

Action	Unitholder Approval Required and Voting Rights
Removal of our general partner	Not less than 75% of the outstanding units, including units held by our general partner and its affiliates, voting together as a single class.
Transfer of our general partner interest in us	Our general partner may transfer its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2024.
Transfer of incentive distribution rights	Except for transfers to an affiliate or another person as part of a merger or consolidation with or into, or sale of all or substantially all of the assets to, such person, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, voting separately as a class, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to June 30, 2019.
Transfer of ownership interests in our general partner	No approval required at any time.

Issuance of Additional Interests

Our partnership agreement authorizes us to issue an unlimited amount of additional partnership interests and rights to buy partnership interests for the consideration and on the terms and conditions determined by our board of directors without the approval of the unitholders. However, our general partner will be required to approve all issuances of additional partnership interests that are not reasonably expected to be accretive within 12 months of issuance or which would otherwise have a material adverse impact on our general partner or its interest in us.

We intend to fund acquisitions through borrowings and the issuance of additional common units or other equity securities and the issuance of debt securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other equity securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Marshall Islands law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our board of directors, have special voting rights to which the common units are not entitled.

Our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its and its affiliates’ percentage interest, including its interest represented by common units and subordinated units, that existed immediately prior to each issuance. Other holders of common units will not have similar pre-emptive rights to acquire additional common units or other partnership interests.

Limited Call Right

If at any time our general partner and its affiliates hold more than 80% of the then-issued and outstanding partnership interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ written notice at a price equal to the greater of (x) the average of the daily closing prices of the partnership interests of such class over the 20 trading days preceding the date three days before the notice of exercise of the call right is first mailed and (y) the highest price paid by our general partner or any of its affiliates for partnership interests of such class during the 90-day period preceding the date such notice is first mailed. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon the exercise of this limited call right and has no fiduciary duty in determining whether to exercise this limited call right.

As a result of the general partner’s right to purchase outstanding partnership interests, a holder of partnership interests may have the holder’s partnership interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of common units in the market. Please read “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Sale, Exchange or Other Disposition of Common Units” and “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of Non-U.S. Holders — Disposition of Units.”

Summary of our Partnership Agreement

A copy of our partnership agreement is filed as an exhibit to the registration statement of which this prospectus is a part. A summary of the important provisions of our partnership agreement and the rights and privileges of our unitholders is included in our registration statement on Form 8-A, filed with the SEC on August 4, 2014, including any subsequent amendments or reports filed for the purpose of updating such description. Please read “Where You Can Find More Information.”

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our cash distribution policy and restrictions on distributions in conjunction with specific assumptions included in this section. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

General

Rationale for Our Cash Distribution Policy

Our cash distribution policy reflects a judgment that our unitholders will be better served by our distributing our available cash (after deducting expenses, including estimated maintenance and replacement capital expenditures, and reserves) rather than retaining it. Because we believe we will generally finance any expansion capital expenditures from external financing sources, we believe that our investors are best served by our distributing all of our available cash. Our cash distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly (after deducting expenses, including estimated maintenance, and replacement capital expenditures and reserves).

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy is subject to certain restrictions and may be changed at any time, including:

•	Our unitholders have no contractual or other legal right to receive distributions other than the obligation under our partnership agreement to distribute available cash on a quarterly basis, which is subject to the broad discretion of our board of directors to establish reserves and other limitations.
•	We are subject to restrictions on distributions under our financing agreements. Our financing agreements contain material financial tests and covenants that must be satisfied in order to pay distributions. If we are unable to satisfy the restrictions included in any of our financing agreements or are otherwise in default under any of those agreements, as a result of our debt levels or otherwise, we will not be able to make cash distributions to our unitholders, notwithstanding our stated cash distribution policy.
•	A substantial majority of our business is currently conducted through our joint ventures. Under the joint venture agreement that governs our joint ventures that own the GDF Suez Neptune and the GDF Suez Cape Ann, our joint ventures are prohibited from making distributions under certain circumstances, including when they have outstanding shareholder loans. In addition, we are unable to cause our joint ventures to make distributions without the agreement of our joint venture partners. If our joint ventures are unable to make distributions to us, it could have a material adverse effect on our ability to pay cash distributions to unitholders in accordance with our stated cash distribution policy.
•	We are required to make substantial capital expenditures to maintain and replace our fleet. These expenditures may fluctuate significantly over time, particularly as our vessels near the end of their useful lives. In order to minimize these fluctuations, our partnership agreement requires us to deduct estimated, as opposed to actual, maintenance and replacement capital expenditures from the amount of cash that we would otherwise have available for distribution to our unitholders. In years when estimated maintenance and replacement capital expenditures are higher than actual maintenance and replacement capital expenditures, the amount of cash available for distribution to unitholders will be lower than if actual maintenance and replacement capital expenditures were deducted.
•	Although our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions contained therein requiring us to make cash distributions, may be amended. During the subordination period, with certain exceptions, our partnership agreement may not be amended without the approval of non-affiliated common unitholders. After the subordination period has ended, our partnership agreement can be amended with the approval of a majority of the outstanding common units.

•	Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our partnership agreement.
•	Under Section 51 of the Marshall Islands Act, we may not make a distribution to our unitholders if the distribution would cause our liabilities, other than liabilities to partners on account of their partnership interest and liabilities for which the recourse of creditors is limited to specified property of ours, to exceed the fair value of our assets, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in our assets only to the extent that the fair value of that property exceeds that liability.
•	PT Hoegh is subject to restrictions on distributions under Indonesian laws due to its formation under the laws of Indonesia. Under Article 71.3 of the Indonesian Company Law (Law No. 40 of 2007), dividend distributions may be made only if PT Hoegh has positive retained earnings. Hoegh Lampung, our subsidiary holding the ownership interest in PT Hoegh, is subject to restrictions under Singapore law due to its formation under Singapore law. Under Section 403(1) of the Companies Act (Cap. 50) of Singapore, no dividends may be paid to the shareholders of any company except out of profits.
•	Under Cayman Islands law, FSRU III may only pay dividends distributions out of profits or capital reserves if the entity is solvent after the distribution. Dividends from Höegh Cyprus may only be distributed out of profits and not from the share capital of the company.
•	Our joint ventures for the GDF Suez Neptune and the GDF Suez Cape Ann are subject to restrictions on distributions under the laws of the Cayman Islands due to their formation under the laws of the Cayman Islands. Under such laws, a distribution may be paid out of profits or, if profits are insufficient to make a distribution and subject to the joint venture being solvent immediately following the date on which the distribution is made, out of share premium or distributable capital reserve resulting from contributed surplus paid into the joint venture.
•	We may lack sufficient cash to pay distributions to our unitholders due to decreases in total operating revenues, decreases in hire rates, the loss of a vessel, increases in operating or general and administrative expenses, principal and interest payments on outstanding debt, taxes, working capital requirements, maintenance and replacement capital expenditures or anticipated cash needs.

Distributions of Available Cash

General

Within 45 days after the end of each quarter, we distribute all of our available cash (defined below) to unitholders of record on the applicable record date.

In determining “available cash” and “operating surplus,” we proportionately consolidate our less than wholly owned subsidiaries, which for this purpose includes joint ventures, provided that such entities were formed for the purpose of owning and operating specified assets and meet certain other tests, and with respect to which we have at the time of determination at least a 20% beneficial interest and are either consolidated by us for accounting purposes or accounted for by us on the equity method.

Definition of Available Cash

Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter (including our proportionate share of cash on hand of certain subsidiaries we do not wholly own):

•	less, the amount of cash reserves (including our proportionate share of cash reserves of our subsidiaries) established by our board of directors and our subsidiaries to:
•	provide for the proper conduct of our business (including reserves for future capital expenditures and for our anticipated credit needs);
•	comply with applicable law, any of our debt instruments or other agreements; and/or

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;
•	plus, all cash on hand (including our proportionate share of cash on hand of our subsidiaries) on the date of determination of available cash for the quarter resulting from (1) working capital borrowings made after the end of the quarter and (2) cash distributions received after the end of the quarter from any equity interest in any person (other than a subsidiary of us), which distributions are paid by such person in respect of operations conducted by such person during such quarter.

Working capital borrowings are borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement and in all cases are used solely for working capital purposes or to pay distributions to partners; provided that when such borrowing is incurred it is the intent of the borrower to repay such borrowings within twelve months from sources other than additional working capital borrowings.

Minimum Quarterly Distribution

Common unitholders are entitled under our partnership agreement to receive on a quarterly basis at least the minimum quarterly distribution of $0.3375 per unit, or $1.35 per unit per year, prior to any distribution on the subordinated units to the extent we have sufficient cash on hand to pay the distribution after we establish cash reserves and pay fees and expenses.

There is no guarantee that we will pay the minimum quarterly distribution on the common units and subordinated units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our partnership agreement. We will be prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is then existing, under our financing agreements.

Furthermore, our financing arrangements require our subsidiaries and joint ventures to hold cash reserves that are, in certain cases, held for specifically designated uses, including working capital, operations and maintenance and debt service reserves, and are generally subject to “waterfall” provisions that allocate project revenues to specified priorities of use (such as operating expenses, scheduled debt service, targeted debt service reserves and any other reserves) and the remaining cash is distributable to us only on certain dates and subject to satisfaction of certain conditions.

Operating Surplus and Capital Surplus

General

All cash distributed to unitholders is characterized as either “Operating Surplus” or “Capital Surplus.” We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Definition of Operating Surplus

Operating surplus for any period generally means:

•	$25.0 million; plus
•	all of our cash receipts (including our proportionate share of cash receipts of our subsidiaries, provided, that cash receipts from the termination of an interest rate, currency or commodity hedge contract prior to its specified termination date will be included in operating surplus in equal quarterly installments over the remaining scheduled life of such hedge contract), excluding cash from (1) borrowings, other than working capital borrowings, (2) sales of equity and debt securities, (3) sales or other dispositions of assets outside the ordinary course of business, (4) capital contributions and (5) corporate reorganizations or restructurings; plus
•	working capital borrowings (including our proportionate share of working capital borrowings for our subsidiaries) made after the end of a quarter but before the date of determination of operating surplus for the quarter; plus
•	cash distributions paid on equity securities issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights and our proportionate share of such cash distributions paid by our subsidiaries), in each case, to finance all or any portion of the construction, replacement or improvement of a capital asset (such as an FSRU or LNG carrier) in respect of the period from such financing until the earlier to occur of the date the capital asset is put into service or the date that it is abandoned or disposed of; plus
•	cash distributions paid on equity securities issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights and our proportionate share of such cash distributions paid by our subsidiaries), in each case, to pay the construction period interest on debt incurred (including periodic net payments under related interest rate swap contracts), or to pay construction period distributions on equity issued, to finance the construction projects described in the immediately preceding bullet point; less
•	all of our operating expenditures (which includes estimated maintenance and replacement capital expenditures and is further described below) of us and our subsidiaries (including our proportionate share of operating expenditures by our subsidiaries); less
•	the amount of cash reserves (including our proportionate share of cash reserves for our subsidiaries) established by our board of directors to provide funds for future operating expenditures; less
•	any cash loss realized on dispositions of assets acquired using investment capital expenditures; less
•	all working capital borrowings (including our proportionate share of working capital borrowings by our subsidiaries) not repaid within the 12-month period after having been incurred.

If a working capital borrowing, which increases operating surplus, is not repaid during the 12-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will not be treated as a reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

As described above, operating surplus includes a provision that will enable us, if we choose, to distribute as operating surplus up to $25.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity securities or interest payments on debt in operating surplus would be to increase operating surplus by the amount of any such cash distributions or interest payments. As a result, we may also distribute as operating surplus up to the amount of any such cash distributions or interest payments we receive from non-operating sources.

Operating expenditures generally means all of our cash expenditures, including but not limited to taxes, employee and director compensation, reimbursement of expenses to our general partner, repayment of working capital borrowings, debt service payments and payments made under any interest rate, currency or commodity hedge contracts (provided that payments made in connection with the termination of any hedge contract prior to the expiration of its specified termination date be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such hedge contract), provided that operating expenditures will not include:

•	deemed repayments of working capital borrowings deducted from operating surplus pursuant to the last bullet point of the definition of operating surplus above when such repayment actually occurs;
•	payments (including prepayments and payment penalties) of principal of and premium on indebtedness, other than working capital borrowings;
•	expansion capital expenditures, investment capital expenditures or actual maintenance and replacement capital expenditures (which are discussed in further detail under “— Capital Expenditures” below);
•	payment of transaction expenses (including taxes) relating to interim capital transactions;

•	distributions to partners; or
•	repurchases of partnership interests (other than repurchases we make to satisfy obligations under employee benefit plans).

Capital Expenditures

For purposes of determining operating surplus, maintenance and replacement capital expenditures are those capital expenditures required to maintain over the long term the operating capacity and/or asset base of our capital assets, and expansion capital expenditures are those capital expenditures that increase the operating capacity and/or asset base of our capital assets. In our partnership agreement, we refer to these maintenance and replacement capital expenditures as “maintenance capital expenditures.” To the extent, however, that capital expenditures associated with acquiring a new vessel or other LNG infrastructure asset or improving an existing asset increase the revenues or the operating capacity of our fleet, those capital expenditures would be classified as expansion capital expenditures.

Investment capital expenditures are those capital expenditures that are neither maintenance and replacement capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of equity securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes.

Capital expenditures that are made in part for maintenance and replacement capital purposes, investment capital purposes and/or expansion capital purposes will be allocated to maintenance and replacement capital expenditures, investment capital expenditures or expansion capital expenditures by our board of directors.

Examples of maintenance and replacement capital expenditures include capital expenditures associated with drydocking, modifying an existing vessel or acquiring a new vessel to the extent such expenditures are incurred to maintain the operating capacity or asset base of our fleet. Maintenance and replacement capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights) to finance the construction of a replacement vessel and paid in respect of the construction period, which we define as the period beginning on the date that we enter into a binding construction contract and ending on the earlier of the date that the replacement vessel commences commercial service or the date that the replacement vessel is abandoned or disposed of. Debt incurred to pay or equity issued to fund construction period interest payments, and distributions on such equity (including the amount of any incremental distributions made to the holders of our incentive distribution rights), will also be considered maintenance and replacement capital expenditures.

Because our maintenance and replacement capital expenditures can be very large and vary significantly in timing, the amount of our actual maintenance and replacement capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus, adjusted operating surplus and available cash for distribution to our unitholders than if we subtracted actual maintenance and replacement capital expenditures from operating surplus each quarter. Accordingly, to eliminate the effect on operating surplus of these fluctuations, our partnership agreement will require that an amount equal to an estimate of the average quarterly maintenance and replacement capital expenditures necessary to maintain the operating capacity or asset base of our capital assets over the long term be subtracted from operating surplus each quarter, as opposed to the actual amounts spent. In our partnership agreement, we refer to these estimated maintenance and replacement capital expenditures to be subtracted from operating surplus as “estimated maintenance capital expenditures.” The amount of estimated maintenance and replacement capital expenditures deducted from operating surplus is subject to review and change by our board of directors at least once a year, provided that any change must be approved by our conflicts committee. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance and replacement capital expenditures, such as a major acquisition or the introduction of new governmental regulations that will affect our fleet. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only.

The use of estimated maintenance and replacement capital expenditures in calculating operating surplus will have the following effects:

•	it will reduce the risk that actual maintenance and replacement capital expenditures in any one quarter will be large enough to make operating surplus less than the minimum quarterly distribution to be paid on all the units for that quarter and subsequent quarters;
•	it may reduce the need for us to borrow to pay distributions;
•	it will be more difficult for us to raise our distribution above the minimum quarterly distribution and pay incentive distributions to Höegh LNG; and
•	it will reduce the likelihood that a large maintenance and replacement capital expenditure in a period will prevent Höegh LNG from being able to convert some or all of its subordinated units into common units since the effect of an estimate is to spread the expected expense over several periods, mitigating the effect of the actual payment of the expenditure on any single period.

Definition of Capital Surplus

Capital surplus generally will be generated only by:

•	borrowings other than working capital borrowings;
•	sales of debt and equity securities; and
•	sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business, or non-current assets sold as part of normal retirements or replacements of assets.

Characterization of Cash Distributions

We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $25.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Subordination Period

General

During the subordination period, which we define below, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.3375 per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Distribution arrearages do not accrue on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash from operating surplus to be distributed on the common units.

Definition of Subordination Period

The subordination period will extend until the second business day following the distribution of available cash from operating surplus in respect of any quarter, ending on or after June 30, 2019, that each of the following tests are met:

•	distributions of available cash from operating surplus on each of the outstanding common units and subordinated units and any other units that are senior or equal in right of distribution to the subordinated units equaled or exceeded the annualized minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•	the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the annualized minimum quarterly distribution on all of the outstanding common units and subordinated units and any other units that are senior or equal in right of distribution to the subordinated units during those periods on a fully diluted weighted average basis during those periods; and
•	there are no outstanding arrearages in payment of the minimum quarterly distribution on the common units.

If the unitholders remove our general partner without cause, the subordination period may end before June 30, 2019.

For purposes of determining whether the tests in the bullets above have been met, the three consecutive, non-overlapping four-quarter periods for which the determination is being made may include one or more quarters with respect to which arrearages in the payment of the minimum quarterly distribution on the common units have accrued, provided that all such arrearages have been repaid prior to the end of each such four-quarter period.

When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages.

Definition of Adjusted Operating Surplus

Adjusted operating surplus for any period generally means:

•	operating surplus generated with respect to that period (excluding any amounts attributable to the item in the first bullet point under “— Operating Surplus and Capital Surplus — Definition of Operating Surplus” above); less
•	the amount of any net increase in working capital borrowings (including our proportionate share of any changes in working capital borrowings of our subsidiaries) with respect to that period; less
•	the amount of any net reduction in cash reserves for operating expenditures (including our proportionate share of cash reserves of our subsidiaries) over that period not relating to an operating expenditure made during that period; plus
•	the amount of any net decrease in working capital borrowings (including our proportionate share of any changes in working capital borrowings of our subsidiaries) with respect to that period; plus
•	the amount of any net increase in cash reserves for operating expenditures (including our proportionate share of cash reserves of our subsidiaries) over that period required by any debt instrument for the repayment of principal, interest or premium; plus
•	the amount of any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods.

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

Effect of Removal of Our General Partner on the Subordination Period

If the unitholders remove our general partner other than for cause and units held by our general partner and its affiliates are not voted in favor of such removal:

•	the subordination period will end and each subordinated unit will immediately convert into one common unit and will then participate pro rata with the other common units in distributions of available cash;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and
•	the incentive distribution rights (initially owned by Höegh LNG) will be converted into cash or common units.

Distributions of Available Cash From Operating Surplus During the Subordination Period

We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•	first, 100.0% to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;
•	second, 100.0% to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;
•	third, 100.0% to the subordinated unitholders, pro rata, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and
•	thereafter, in the manner described in “— Incentive Distribution Rights” below.

The preceding paragraph is based on the assumption that we do not issue additional classes of equity securities.

Distributions of Available Cash From Operating Surplus After the Subordination Period

We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, 100.0% to all unitholders, pro rata, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and
•	thereafter, in the manner described in “— Incentive Distribution Rights” below.

The preceding paragraph is based on the assumption that we do not issue additional classes of equity securities.

General Partner Interest

Our general partner owns a non-economic general partner interest in us, which does not entitle it to receive cash distributions. However, our general partner may in the future own common units or other equity securities in us and will be entitled to receive distributions on any such interests.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Höegh LNG currently holds the incentive distribution rights. The incentive distribution rights may be transferred separately from any other interest, subject to restrictions in our partnership agreement. Except for transfers of incentive distribution rights to an affiliate or another entity as part of a merger or consolidation with or into, or sale of substantially all of the assets to, such entity, the approval of a majority of our common units (excluding common units held by our general partner and its affiliates), voting separately as a class, generally is required for a transfer of the incentive distribution rights to a third party prior to June 30, 2019. Please read “Our Partnership Agreement — Transfer of Incentive Distribution Rights.” Any transfer by Höegh LNG of the incentive distribution rights would not change the percentage allocations of quarterly distributions with respect to such rights.

If for any quarter:

•	we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and
•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders in the following manner:

•	first, 100.0% to all unitholders, pro rata, until each unitholder receives a total of $0.388125 per unit for that quarter (the “first target distribution”);
•	second, 85.0% to all unitholders, pro rata, and 15.0% to the holders of the incentive distribution rights, pro rata, until each unitholder receives a total of $0.421875 per unit for that quarter (the “second target distribution”);
•	third, 75.0% to all unitholders, pro rata, and 25.0% to the holders of the incentive distribution rights, pro rata, until each unitholder receives a total of $0.50625 per unit for that quarter (the “third target distribution”); and
•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to the holders of the incentive distribution rights, pro rata.

In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution. The percentage interests set forth above assume that we do not issue additional classes of equity securities.

Percentage Allocations of Available Cash From Operating Surplus

The following table illustrates the percentage allocations of the additional available cash from operating surplus among the unitholders and the holders of the incentive distribution rights up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of the unitholders and the holders of the incentive distribution rights in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Target Amount,” until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and the holders of the incentive distribution rights for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution.

	Total Quarterly Distribution Target Amount	Marginal Percentage Interest in Distributions
		Unitholders	Holders of Incentive Distribution Rights
Minimum Quarterly Distribution	$0.3375	100.0%	0%
First Target Distribution	up to $0.388125	100.0%	0%
	above $0.388125
Second Target Distribution	up to $0.421875	85.0%	15.0%
	above $0.421875
Third Target Distribution	up to $0.50625	75.0%	25.0%
Thereafter	above $0.50625	50.0%	50.0%

Höegh LNG’s Right to Reset Incentive Distribution Levels

Höegh LNG, as the initial holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right of the holders of our incentive distribution rights to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to Höegh LNG would be set. Höegh LNG’s right to reset the minimum quarterly distribution amount and the cash target distribution levels upon which the incentive distributions payable to Höegh LNG are based may be exercised, without approval of our unitholders or the conflicts committee of our board of directors, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters (and the amount of each such total distribution did not exceed adjusted operating surplus for each such quarter). If at the time of any election to reset the minimum quarterly distribution amount and the cash target distribution levels Höegh LNG and its affiliates are not the holders of a majority of the incentive distribution rights, then any such election to reset shall be subject to the prior written concurrence of our board of directors that the conditions described in the immediately preceding sentence have been satisfied. The reset minimum quarterly distribution amount and cash target distribution levels will be higher than the minimum quarterly distribution amount and the cash target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset cash target distribution levels until cash distribution per unit following this event increase as described below. We anticipate that Höegh LNG would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to Höegh LNG.

In connection with the resetting of the minimum quarterly distribution amount and the cash target distribution levels and the corresponding relinquishment by Höegh LNG of incentive distribution payments based on the cash target distribution levels prior to the reset, Höegh LNG will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by Höegh LNG for the two quarters prior to the reset event as compared to the average cash distribution per common unit during this period.

The number of common units that Höegh LNG would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the cash target distribution levels then in effect would be equal to (x) the average amount of cash distributions received by Höegh LNG in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election divided by (y) the average of the amount of cash distributed per common unit during each of these two quarters. The issuance of the additional common units will be conditioned upon approval of the listing or admission for trading of such common units by the national securities exchange on which the common units are then listed or admitted for trading.

Following a reset election, the minimum quarterly distribution amount will be reset to the reset minimum quarterly distribution amount and the cash target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•	first, 100.0% to all unitholders, pro rata, until each unitholder receives an amount equal to 115.0% of the reset minimum quarterly distribution amount for that quarter;
•	second, 85.0% to all unitholders, pro rata, and 15.0% to the holders of the incentive distribution rights, pro rata, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution amount for that quarter;
•	third, 75.0% to all unitholders, pro rata, and 25.0% to the holders of the incentive distribution rights, pro rata, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution amount for that quarter; and
•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to the holders of the incentive distribution rights, pro rata.

Assuming that it continues to hold a majority of our incentive distribution rights, Höegh LNG will be entitled to cause the minimum quarterly distribution amount and the cash target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when the holders of the incentive distribution rights have received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that the holders of incentive distribution rights are entitled to receive under our partnership agreement.

Distributions From Capital Surplus

How Distributions From Capital Surplus Will Be Made

We will make distributions of available cash from capital surplus, if any, in the following manner:

•	first, 100.0% to all unitholders, pro rata, until the minimum quarterly distribution is reduced to zero, as described below;
•	second, 100.0% to the common unitholders, pro rata, until we distribute for each common unit an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and
•	thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

The preceding paragraph is based on the assumption that we do not issue additional classes of equity securities.

Effect of a Distribution from Capital Surplus

Our partnership agreement treats a distribution of capital surplus as the repayment of the consideration for the issuance of the units, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the cash target distribution levels will be reduced in the same proportion as the distribution had to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for Höegh LNG to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we reduce the minimum quarterly distribution and the cash target distribution levels to zero, we will then make all future distributions 50.0% to the holders of units and 50.0% to the holders of the incentive distribution rights (initially, Höegh LNG).

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;
•	the cash target distribution levels;
•	the initial unit price; and
•	the arrearages per common unit in payment of the minimum quarterly distribution on the common units.

For example, if a two-for-one split of the common and subordinated units should occur, the minimum quarterly distribution, the cash target distribution levels and the initial unit price would each be reduced to 50.0% of its initial level. If we combine our common units into a lesser number of units or subdivide our common units into a greater number of units, we will combine our subordinated units or subdivide our subordinated units, using the same ratio applied to the common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will apply the proceeds of liquidation in the manner set forth below.

If, as of the date three trading days prior to the announcement of the proposed liquidation, the average closing price for our common units for the preceding 20 trading days (the “current market price”) is greater than the sum of:

•	any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period; plus
•	the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

then the proceeds of the liquidation will be applied as follows:

•	first, 100.0% to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to the current market price of our common units;
•	second, 100.0% to the subordinated unitholders, pro rata, until we distribute for each subordinated unit an amount equal to the current market price of our common units; and
•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to holders of incentive distribution rights.

If, as of the date three trading days prior to the announcement of the proposed liquidation, the current market price of our common units is equal to or less than the sum of:

•	any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period; plus
•	the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

then the proceeds of the liquidation will be applied as follows:

•	first, 100.0% to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);
•	second, 100.0% to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;
•	third, 100.0% to the subordinated unitholders, pro rata, until we distribute for each outstanding subordinated unit an amount equal to the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation); and
•	thereafter, 50.0% to all unitholders, pro rata, 50.0% to holders of incentive distribution rights.

The immediately preceding paragraph is based on the assumption that we do not issue additional classes of equity securities.

DESCRIPTION OF THE OTHER CLASSES OF UNITS

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests and other equity securities for the consideration and on the terms and with the rights, preferences and privileges established by our board of directors without the approval of any of our unitholders. As of September 23, 2016, no classes of limited partner interests were outstanding other than the common units and the subordinated units.

Should we offer other classes of units under this prospectus, a prospectus supplement relating to the particular class or series of units offered will include the specific terms of those units, including, among other things, the following:

•	the designation, stated value and liquidation preference of the units and the maximum number of units to constitute the class or series;
•	the number of units to be offered;
•	the public offering price at which the units will be issued;
•	any sinking fund provisions of the units;
•	the voting rights, if any, of the units;
•	the distribution rights of the units, if any;
•	whether the units will be redeemable and, if so, the price and the terms and conditions on which the units may be redeemed, including the time during which the units may be redeemed and any accumulated distributions thereof, if any, that the holders of the units will be entitled to receive upon the redemption thereof;
•	the terms and conditions, if any, on which the units will be convertible into, or exchangeable for, the units of any other class or series of units representing limited partner interests, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;
•	a discussion of any additional material federal income tax considerations (other than as discussed in this prospectus) regarding the units; and
•	any additional rights, preferences, privileges, limitations and restrictions of the units.

The particular terms of any class or series of units will also be described in the amendment to the operating agreement relating to that class or series of units, which will be filed as an exhibit to or incorporated by reference in this prospectus at or before the time of issuance of any such class or series of units.

Such units will be fully paid and non-assessable when issued upon full payment of the purchase price therefor. The transfer agent, registrar and distributions disbursement agent for the units will be designated in the applicable prospectus supplement.

DESCRIPTION OF THE OPTIONS

We may issue options for the purchase of common units or other classes of units or any combination thereof. Our partnership agreement authorizes us to issue an unlimited number of options to purchase common units or other classes of units for the consideration and with the rights, preferences, and privileges established by our board of directors without the approval of any of our limited partners. Options may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of options will be issued under a separate option agreement to be entered into between us and a bank or trust company, as option agent. The option agent will act solely as our agent in connection with the options and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of options. A copy of the option agreement will be filed with the SEC in connection with the offering of options.

The prospectus supplement relating to a particular issue of options to purchase common units or other classes of units or any combination thereof will describe the terms of such options, including, among other things, the following:

•	the title of the options;
•	the offering price for the options, if any;
•	the aggregate number of the options;
•	the designation and terms of the common units or other classes of units that maybe purchased upon exercise of the options;
•	if applicable, the designation and terms of the securities that the options are issued with and the number of options issued with each security;
•	if applicable, the date from and after which the options and any securities issued with the options will be separately transferable;
•	the number of common units or other classes of units that may be purchased upon exercise of a option and the price at which such securities may be purchased upon exercise;
•	the dates on which the right to exercise the options commence and expire;
•	if applicable, the minimum or maximum amount of the options that may be exercised at any one time;
•	the currency or currency units in which the offering price, if any, and the exercise price are payable;
•	if applicable, a discussion of material federal income tax considerations;
•	anti-dilution provisions of the options, if any;
•	redemption or call provisions, if any, applicable to the options;
•	any additional terms of the options, including terms, procedures, and limitations relating to the exchange and exercise of the options; and
•	any other information we think is important about the options.

Each option will entitle the holder of the option to purchase at the exercise price set forth in the applicable prospectus supplement the number of common units or other classes of units being offered. Holders may exercise options at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised options are void. Holders may exercise options as set forth in the prospectus supplement relating to the options being offered.

Until you exercise your options to purchase our common units or other classes of units, you will not have any rights as a holder thereof, by virtue of your ownership of the options.

DESCRIPTION OF THE WARRANTS

We may issue warrants for the purchase of common units or other classes of units or any combination thereof. Our partnership agreement authorizes us to issue an unlimited number of warrants to purchase common units or other classes of units for the consideration and with the rights, preferences, and privileges established by our board of directors without the approval of any of our limited partners. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of warrants.

The prospectus supplement relating to a particular issue of warrants to purchase common units or other classes of units or any combination of the foregoing will describe the terms of such warrants, including, among other things, the following:

•	the title of the warrants;
•	the offering price for the warrants, if any;
•	the aggregate number of the warrants;
•	the designation and terms of the common units or other classes of units that maybe purchased upon exercise of the warrants;
•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;
•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;
•	the number of common units or other classes of units that may be purchased upon exercise of a warrant and the price at which such securities may be purchased upon exercise;
•	the dates on which the right to exercise the warrants commence and expire;
•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•	the currency or currency units in which the offering price, if any, and the exercise price are payable;
•	if applicable, a discussion of material federal income tax considerations;
•	anti-dilution provisions of the warrants, if any;
•	redemption or call provisions, if any, applicable to the warrants;
•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants; and
•	any other information we think is important about the warrants.

Each warrant will entitle the holder of the warrant to purchase the number common units or other classes of units being offered at the exercise price set forth in the applicable prospectus supplement. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until you exercise your warrants to purchase our common units or other classes of units, you will not have any rights as a holder of common units or other classes of units by virtue of your ownership of warrants.

DESCRIPTION OF THE RIGHTS

We may issue rights to purchase common units or other classes of units or any combination thereof. Our partnership agreement authorizes us to issue an unlimited number of rights to purchase common units or other classes of units for the consideration and with the rights, preferences, and privileges established by our board of directors without the approval of any of our limited partners. These rights may be issued independently or together with any other securities and may or may not be transferable by the holder receiving the rights. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

Each series of rights will be issued under a separate rights agreement, which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. We will file the rights agreement and the rights certificates relating to each series of rights with the SEC, and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights.

The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, including, among other things, the following:

•	the date of determining the unitholders entitled to the rights distribution;
•	the number of rights issued or to be issued to each unitholder;
•	the exercise price payable for each common unit or other unit upon the exercise of the rights;
•	the number and terms of the common units or other classes of units which may be purchased per each right;
•	the extent to which the rights are transferable;
•	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;
•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;
•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights;
•	any other terms of the rights, including the terms, procedures, conditions, and limitations relating to the exchange and exercise of the rights; and
•	any other information we think is important about the rights.

The description in the applicable prospectus supplement of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights agreement and rights certificate, which will be filed with the SEC.

DESCRIPTION OF THE DEBT SECURITIES

When used in this section, the terms “we,” “us,” “our” and “issuer” refer to Höegh LNG Partners LP.

The following is a description of the terms of the debt securities, which may be either senior debt securities or subordinated debt securities, and which we collectively refer to as the debt securities. The descriptions below relating to the debt securities and the indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable U.S. federal income tax considerations, as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of debt securities.

If we offer senior debt securities, we will issue them under a senior indenture. If we offer subordinated debt securities, we will issue them under a subordinated indenture. A form of each indenture is filed as an exhibit to the registration statement of which this prospectus is a part. We have not restated either indenture in its entirety in this description. You should read the relevant indenture because it, and not this description, controls your rights as holders of the debt securities. Capitalized terms used in the summary have the meanings specified in the indentures.

General

The debt securities will be:

•	our direct general obligations;
•	either senior debt securities or subordinated debt securities; and
•	issued under separate indentures (which may be existing indentures) between us and a trustee that we will name in the related prospectus supplement.

The term “Trustee” as used in this prospectus shall refer to the trustee under either of the above indentures. The debt securities will be governed by the provisions of the related indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

Specific Terms of Each Series of Debt Securities

The indenture does not limit the total amount of debt securities that may be issued. Debt securities under the indenture may be issued from time to time in separate series, up to the aggregate amount authorized for each such series.

We will prepare a prospectus supplement and either a supplemental indenture or a resolution of our board of directors and an accompanying officers’ certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

•	whether the debt securities are senior or subordinated debt securities and, if subordinated debt securities, the specific subordination provision applicable thereto;
•	the guarantors of the debt securities, if any;
•	whether the debt securities are secured or unsecured;
•	the form and title of the debt securities;
•	the total principal amount of the debt securities and any limit on such total principal amount;
•	the price at which we will issue the debt securities;
•	the date or dates on which the debt securities may be issued;
•	the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;
•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

•	the dates on which the principal and premium, if any, of the debt securities will be payable;
•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;
•	any optional redemption provisions;
•	whether the debt securities are convertible into or exchangeable for other securities and the conversion or exchange rate and other related terms, conditions and features.
•	any sinking fund or analogous provision, or option of the holder thereof, that would obligate us to repurchase, repay or otherwise redeem the debt securities, and the period or periods within which, the price or prices at which, and the other terms and conditions upon which such debt securities will be repurchased, repaid or redeemed;
•	whether the debt securities are entitled to the benefits of any guarantees by subsidiary guarantors;
•	whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;
•	deletions from, modifications of or additions to the events of default or covenants with respect to debt securities of the series, whether or not such events of default or covenants are consistent with the events of default or covenants described herein; and
•	any other terms of the series of debt securities and any additions, deletions or modifications to the applicable indenture.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

The prospectus supplement will also describe any material U.S. federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

•	debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;
•	debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;
•	debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and
•	variable rate debt securities that are exchangeable for fixed rate debt securities.

Interest payments may be made by check mailed to the registered holders of debt securities or, if so stated in the applicable prospectus supplement, at the option of a holder, by wire transfer to an account designated by the holder.

Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

Any funds paid to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to the issuer and the holders of the debt securities must look only to the issuer for payment after that time.

Covenants

Reports

The indenture contains the following covenant for the benefit of the holders of all series of debt securities:

So long as any debt securities are outstanding, Höegh LNG Partners will:

•	for as long as it is required to file information with the SEC pursuant to the Exchange Act, file with the Trustee, within 15 days after it is required to file with the SEC, copies of the annual report and of the information, documents and other reports which it is required to file with the SEC pursuant to the Exchange Act; and
•	if it is required to furnish annual or quarterly reports to its unitholders pursuant to the Exchange Act, file with the Trustee any annual report or other reports sent to unitholders generally.

A series of debt securities may contain additional financial and other covenants. The applicable prospectus supplement will contain a description of any such covenants that are added to the indenture specifically for the benefit of holders of a particular series.

Events of Default, Remedies and Notice

Events of Default

Each of the following events will be an “Event of Default” under the indenture with respect to a series of debt securities:

•	default in any payment of interest on any debt securities of that series when due that continues for 30 days;
•	default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;
•	default in the payment of any sinking fund payment on any debt securities of that series when due;
•	failure by the issuer to comply for 60 days after notice with the other agreements contained in the indenture, any supplement to the indenture or any board resolution authorizing the issuance of that series; or
•	certain events of bankruptcy, insolvency or reorganization of the issuer.

Exercise of Remedies

If an Event of Default, other than an Event of Default described in the fifth bullet point above, occurs and is continuing, the Trustee or the holders of at least 25.0% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately.

A default under the fourth bullet point above will not constitute an Event of Default until the Trustee or the holders of at least 25.0% in principal amount of the outstanding debt securities of that series notify us of the default and such default is not cured within 60 days after receipt of such notice.

If an Event of Default described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the Trustee or any holders.

The holders of a majority in principal amount of the outstanding debt securities of a series may:

•	waive all past defaults, except with respect to nonpayment of principal, premium or interest; and

•	rescind any declaration of acceleration by the Trustee or the holders with respect to the debt securities of that series, but only if:
•	rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and
•	all existing Events of Default have been cured or waived, other than the nonpayment of principal, premium or interest on the debt securities of that series that have become due solely by the declaration of acceleration.

If an Event of Default occurs and is continuing, the Trustee will be under no obligation, except as otherwise provided in the indenture, to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any costs, liability or expense. No holder may pursue any remedy with respect to the indenture or the debt securities of any series, except to enforce the right to receive payment of principal, premium or interest when due, unless:

•	such holder has previously given the Trustee notice that an Event of Default with respect to that series is continuing;
•	holders of at least 25.0% in principal amount of the outstanding debt securities of that series have requested that the Trustee pursue the remedy;
•	such holders have offered the Trustee reasonable indemnity or security against any cost, liability or expense;
•	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and
•	the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

The holders of a majority in principal amount of the outstanding debt securities of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any right or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that:

•	conflicts with law;
•	is inconsistent with any provision of the indenture;
•	the Trustee determines is unduly prejudicial to the rights of any other holder; or
•	would involve the Trustee in personal liability.

Notice of Event of Default

Within 30 days after the occurrence of an Event of Default, we are required to give written notice to the Trustee and indicate the status of the default and what action we are taking or propose to take to cure the default. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that we have complied with all covenants contained in the indenture or whether any default or Event of Default has occurred during the previous year.

If an Event of Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder a notice of the Event of Default by the later of 90 days after the Event of Default occurs or 30 days after the Trustee knows of the Event of Default. Except in the case of a default in the payment of principal, premium or interest with respect to any debt securities, the Trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the Trustee in good faith determines that withholding such notice is in the interests of the holders.

Amendments and Waivers

The issuer may amend the indenture without the consent of any holder of debt securities to:

•	cure any ambiguity, omission, defect or inconsistency;
•	convey, transfer, assign, mortgage or pledge any property to or with the Trustee;
•	provide for the assumption by a successor of our obligations under the indenture;
•	add guarantors with respect to the debt securities;
•	change or eliminate any restriction on the payment of principal of, or premium, if any, on, any debt securities;
•	secure the debt securities;
•	add covenants for the benefit of the holders or surrender any right or power conferred upon the issuer;
•	make any change that does not adversely affect the rights of any holder;
•	add or appoint a successor or separate Trustee; or
•	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

In addition, the issuer may amend the indenture if the holders of a majority in aggregate principal amount of all debt securities of each series that would be affected then outstanding under the indenture consent to it. The issuer may not, however, without the consent of each holder of outstanding debt securities of each series that would be affected, amend the indenture to:

•	reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;
•	reduce the rate of or extend the time for payment of interest on any debt securities;
•	reduce the principal of or extend the stated maturity of any debt securities;
•	reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;
•	make any debt securities payable in any currency other than U.S. dollars;
•	in the case of any subordinated debt security, make any change to the subordination provisions that adversely affects the rights of any holder under such provisions;
•	impair the right of any holder to receive payment of premium, principal or interest with respect to such holder’s debt securities on or after the applicable due date;

•	impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder’s debt securities;
•	release any security that has been granted in respect of the debt securities;
•	make any change to the amendment provisions which require each holder’s consent;
•	in the case of any subordinated debt security, make any change to the subordination provisions that limits or terminates the benefits applicable to any holder of senior indebtedness of Höegh LNG Partners; or
•	make any change to the waiver provisions.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, the issuer is required to mail to all holders a notice briefly describing the amendment. The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, on behalf of all such holders, and subject to certain rights of the Trustee, may waive:

•	compliance by the issuer with certain restrictive provisions of the indenture; and
•	any past default under the indenture, subject to certain rights of the Trustee under the indenture;

except that such majority of holders may not waive a default: (i) in the payment of principal, premium or interest or (ii) in respect of a provision that under the indenture cannot be amended without, in the case of either (i) or (ii), the consent of all holders of the series of debt securities that is affected.

Defeasance

At any time, the issuer may terminate, with respect to debt securities of a particular series, all of its obligations under such series of debt securities and the indenture, which we call a “legal defeasance.” If the issuer decides to make a legal defeasance, however, the issuer may not terminate its obligations:

•	relating to the defeasance trust;
•	to register the transfer or exchange of the debt securities;
•	to replace mutilated, destroyed, lost or stolen debt securities; or
•	to maintain a registrar and paying agent in respect of the debt securities.

If the issuer exercises its legal defeasance option, any guarantee will terminate with respect to that series of debt securities.

At any time the issuer may also effect a “covenant defeasance,” which means it has elected to terminate its obligations under covenants applicable to a series of debt securities and described in the prospectus supplement applicable to such series, other than as described in such prospectus supplement.

The legal defeasance option may be exercised notwithstanding a prior exercise of the covenant defeasance option. If the legal defeasance option is exercised, payment of the affected series of debt securities may not be accelerated because of an Event of Default with respect to that series. If the covenant defeasance option is exercised, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in the fourth or fifth bullet points under “— Events of Default” above or an Event of Default that is added specifically for such series and described in a prospectus supplement.

In order to exercise either defeasance option, the issuer must:

•	irrevocably deposit in trust with the Trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or maturity, as the case may be;
•	comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust; and
•	deliver to the Trustee an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service, or IRS, or other change in applicable federal income tax law.

No Personal Liability

None of the past, present or future partners, incorporators, managers, members, directors, officers, employees or unitholders of the issuer or our general partner will have any liability for the obligations of the issuer under either indenture or the debt securities or for any claim based on such obligations or their creation.

By accepting a debt security, each holder will be deemed to have waived and released all such liability. This waiver and release are part of the consideration for our issuance of the debt securities. This waiver may not be effective, however, to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Provisions Relating only to the Senior Debt Securities

The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral for that debt. We will disclose the amount of our secured debt in the prospectus supplement.

Provisions Relating only to the Subordinated Debt Securities

Subordinated Debt Securities Subordinated to Senior Indebtedness

The subordinated debt securities will rank junior in right of payment to all of the Senior Indebtedness of Höegh LNG Partners. “Senior Indebtedness” will be defined in a supplemental indenture or authorizing resolutions respecting any issuance of a series of subordinated debt securities, and the definition will be set forth in the prospectus supplement.

Payment Blockages

The subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

•	we or our property is involved in any voluntary or involuntary liquidation or bankruptcy;
•	we fail to pay the principal, interest, any premium or any other amounts on any Senior Indebtedness of Höegh LNG Partners within any applicable grace period or the maturity of such Senior Indebtedness is accelerated following any other default, subject to certain limited exceptions set forth in the subordinated indenture; or
•	any other default on any Senior Indebtedness of Höegh LNG Partners occurs that permits immediate acceleration of its maturity, in which case a payment blockage on the subordinated debt securities will be imposed for a maximum of 179 days at any one time.

No Limitation on Amount of Senior Debt

The subordinated indenture will not limit the amount of Senior Indebtedness that Höegh LNG Partners may incur, unless otherwise indicated in the applicable prospectus supplement.

Book Entry, Delivery and Form

A series of debt securities may be issued in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York (“DTC”) will act as depositary. If a series of debt securities is issued in book-entry form, one or more global certificates will be issued and deposited with or on behalf of DTC and physical certificates will not be issued to each holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

DTC advises us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;
•	a “banking organization” within the meaning of the New York Banking Law;
•	a member of the U.S. Federal Reserve System;
•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and
•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC is owned by a number of its participants and by the NYSE and the Financial Industry Regulatory Authority (“FINRA”). The rules that apply to DTC and its participants are on file with the SEC.

DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants’ accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

Principal, premium, if any, and interest payments due on the global securities will be wired to DTC’s nominee. The issuer, the Trustee and any paying agent will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, the issuer, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

It is DTC’s current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

Payments by participants to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.” Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the Trustee or us.

Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC notifies the issuer that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by the issuer within 90 days; or
•	the issuer determines not to require all of the debt securities of a series to be represented by a global security and notifies the Trustee of the decision.

The Trustee

A separate trustee may be appointed for any series of debt securities. We may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own debt securities.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations that may be relevant to current and prospective unitholders and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., our U.S. counsel, insofar as it contains legal conclusions with respect to matters of U.S. federal income tax law. The opinion of our counsel is dependent on the accuracy of factual representations made by us to them, including descriptions of our operations contained or incorporated by reference herein. Statements contained herein that “we believe,” “we expect” or similar phrases are not legal conclusions or opinions of counsel.

This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations (“Treasury Regulations”), and current administrative rulings and court decisions, all as in effect or existence on the date of this prospectus and all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences of unit ownership to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Höegh LNG Partners LP.

The following discussion applies only to beneficial owners of common units that own the common units as “capital assets” within the meaning of Section 1221 of the Code (i.e., generally, for investment purposes) and is not intended to be applicable to all categories of investors, such as unitholders subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations, retirement plans or individual retirement accounts or former citizens or long-term residents of the United States), persons who hold the units as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, or persons that have a functional currency other than the U.S. dollar, each of whom may be subject to tax rules that differ significantly from those summarized below. If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds our common units, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common units, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of our common units.

No ruling has been or will be requested from the Internal Revenue Service (the “IRS”) regarding any matter affecting us or our current and prospective unitholders. The opinions and statements made herein may be challenged by the IRS and, if so challenged, may not be sustained upon review in a court. This discussion does not contain information regarding any U.S. federal, state, local, estate, gift or alternative minimum tax considerations concerning the ownership or disposition of common units. This discussion does not comment on all aspects of U.S. federal income taxation that may be important to particular unitholders in light of their individual circumstances, and each current and prospective unitholder is urged to consult its own tax advisor regarding the U.S. federal, state, local and other tax consequences of the ownership or disposition of common units.

Election to be Treated as a Corporation

We have elected to be treated as a corporation for U.S. federal income tax purposes. Consequently, among other things, U.S. Holders (as defined below) will not be directly subject to U.S. federal income tax on our income, but rather will be subject to U.S. federal income tax on distributions received from us and dispositions of units as described below.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our common units that owns (actually or constructively) less than 10.0% of the value or voting power of our equity and that is:

•	an individual U.S. citizen or resident (as determined for U.S. federal income tax purposes),
•	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or any of its political subdivisions,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions

Subject to the discussion below of the rules applicable to passive foreign investment companies (“PFICs”), any distributions to a U.S. Holder made by us with respect to our common units generally will constitute dividends to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its common units and thereafter as capital gain. U.S. Holders that are corporations generally will not be entitled to claim a dividends-received deduction with respect to distributions they receive from us because we are not a U.S. corporation. Dividends received with respect to our common units generally will be treated as “passive category income” for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

Dividends received with respect to our common units by a U.S. Holder that is an individual, trust or estate (a “U.S. Individual Holder”) generally will be treated as “qualified dividend income,” which is taxable to such U.S. Individual Holder at preferential tax rates provided that: (1) our common units are readily tradable on an established securities market in the United States (such as the NYSE, on which our common units are traded); (2) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be, as discussed below under “— PFIC Status and Significant Tax Consequences”); (3) the U.S. Individual Holder has owned the common units for more than 60 days during the 121-day period beginning 60 days before the date on which the common units become ex-dividend (and has not entered into certain risk limiting transactions with respect to such common units); and (4) the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. In addition, the preferential rate on dividends does not apply to dividends received by a U.S. Individual Holder to the extent that the U.S. individual holder elects to treat such dividends as investment income that may be offset by investment expenses. Because of the uncertainty of these matters, including whether we are or will be a PFIC, there is no assurance that any dividends paid on our common units will be eligible for these preferential rates in the hands of a U.S. Individual Holder, and any dividends paid on our common units that are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder.

Special rules may apply to any amounts received in respect of our common units that are treated as “extraordinary dividends.” In general, an extraordinary dividend is a dividend with respect to a common unit that is equal to or in excess of 10.0% of a unitholder’s adjusted tax basis (or fair market value upon the unitholder’s election) in such common unit. In addition, extraordinary dividends include dividends received within a one-year period that, in the aggregate, equal or exceed 20.0% of a unitholder’s adjusted tax basis (or fair market value). If we pay an “extraordinary dividend” on our common units that is treated as “qualified dividend income,” then any loss recognized by a U.S. Individual Holder from the sale or exchange of such common units will be treated as long-term capital loss to the extent of the amount of such dividend.

Sale, Exchange or Other Disposition of Common Units

Subject to the discussion of PFIC status below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our units in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in such units. The U.S. Holder’s initial tax basis in its units generally will be the U.S. Holder’s purchase price for the units and that tax basis will be reduced (but not below zero) by the amount of any distributions on the units that are treated as non-taxable returns of capital (as discussed above under “— Distributions”). Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Certain U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to limitations. Such capital gain or loss generally will be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes.

Medicare Tax on Net Investment Income

Certain U.S. Holders, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on, among other things, dividends and capital gains from the sale or other disposition of equity interests. For individuals, the additional Medicare tax applies to the lesser of (1) “net investment income” or (2) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by deductions that are allocable to such income. Unitholders should consult their tax advisors regarding the implications of the additional Medicare tax resulting from their ownership and disposition of our common units.

PFIC Status and Significant Tax Consequences

Adverse U.S. federal income tax rules apply to a U.S. Holder that owns an equity interest in a non-U.S. corporation that is classified as a PFIC for U.S. federal income tax purposes. In general, we are treated as a PFIC with respect to a U.S. Holder if either:

•	at least 75.0% of our gross income (including the gross income of our joint ventures and subsidiaries) in any taxable year in which the holder held our units consists of passive income (e.g., dividends, interest, capital gains from the sale or exchange of investment property and rents derived other than in the active conduct of a rental business); or
•	at least 50.0% of the average value of the assets held by us (including the assets of our joint ventures and subsidiaries) during any taxable year in which the holder held our units produce, or are held for the production of, passive income.

Income earned, or treated as earned (for U.S. federal income tax purposes), by us in connection with the performance of services would not constitute passive income. By contrast, rental income generally would constitute “passive income” unless we were treated as deriving that rental income in the active conduct of a trade or business under the applicable rules.

Based on our current and projected methods of operation and an opinion of counsel, we believe that we were not a PFIC for any taxable year and we expect that we will not be a PFIC for our current or any future taxable year. We have received an opinion of our U.S. counsel, Vinson & Elkins L.L.P., in support of this position that concludes that the income our subsidiaries earn from our present time-chartering activities should not constitute passive income for purposes of determining whether we are a PFIC. In addition, we have represented to our U.S. counsel that more than 25.0% of our gross income for all of our previous taxable years arose, and we expect that more than 25.0% of our gross income for our current taxable year and each future year will arise from such or similar time-chartering activities or other income our counsel has opined does not constitute passive income, and more than 50.0% of the average value of our assets for each such year was or will be held for the production of such nonpassive income. Assuming the accuracy of representations we have made to our U.S. counsel for purposes of this opinion, our U.S. counsel is of the opinion that we should not be a PFIC for any of our previous taxable years, and assuming the composition of our income and assets is consistent with these expectations for our current and future years, we should not be a PFIC for our current or any future taxable year. This opinion is based and its accuracy is conditioned on representations, valuations and projections provided by us regarding our assets, income and charters to our U.S. counsel. While we believe these representations, valuations and projections to be accurate, the shipping market is volatile, and no assurance can be given that they will continue to be accurate at any time in the future.

Our counsel has indicated to us that the conclusions described above are not free from doubt. While there is legal authority supporting our conclusions, including IRS pronouncements concerning the characterization of income derived from time charters as services income, the United States Court of Appeals for the Fifth Circuit (the “Fifth Circuit”) held in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009) that income derived from certain marine time charter agreements should be treated as rental income rather than services income for purposes of a “foreign sales corporation” provision of the Code. In that case, the Fifth Circuit did not address the definition of passive income or the PFIC rules; however, the reasoning of the case could have implications as to how the income from a time charter would be classified under such rules. If the reasoning of this case were extended to the PFIC context, the gross income we derive or are deemed to derive from our time-chartering activities may be treated as rental income, and we would likely be treated as a PFIC. The IRS has announced its nonacquiescence with the Fifth Circuit’s holding in Tidewater and its position that the marine time charter agreements at issue in Tidewater should be treated as service contracts.

Distinguishing between arrangements treated as generating rental income and those treated as generating services income involves weighing and balancing competing factual considerations, and there is no legal authority under the PFIC rules addressing our specific method of operation. Conclusions in this area therefore remain matters of interpretation. We are not seeking a ruling from the IRS on the treatment of income generated from our time-chartering operations, and the opinion of our counsel is not binding on the IRS or any court. Thus, while we have received an opinion of counsel in support of our position, it is possible that the IRS or a court could disagree with this position and the opinion of our counsel. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to our current or any future taxable year, we cannot assure unitholders that the nature of our operations will not change and that we will not become a PFIC in our current or any future taxable year.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year (and regardless of whether we remain a PFIC over the subsequent taxable years), a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which we refer to as a “QEF election.” As an alternative to making a QEF election, a U.S. Holder would be able to make a “mark-to-market” election with respect to our common units, as discussed below. If we are a PFIC, a U.S. Holder will be subject to the PFIC rules described herein with respect to any of our subsidiaries that are PFICs. However, the mark-to-market election discussed below will likely not be available with respect to shares of such PFIC subsidiaries. In addition, if a U.S. Holder owns our common units during any taxable year that we are a PFIC, such holder must file an annual report with the IRS.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election (an “Electing Holder”), then, for U.S. federal income tax purposes, that Electing Holder must report as income for its taxable year its pro rata share of our ordinary earnings and net capital gain, if any, for our taxable years that end with or within the taxable year for which that holder is reporting, regardless of whether or not the Electing Holder received distributions from us in that year. The Electing Holder’s adjusted tax basis in the common units will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in common units and will not be taxed again once distributed. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our common units. A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return. If, contrary to our expectations, we determine that we are treated as a PFIC for any taxable year, we will provide each U.S. Holder with the information necessary to make the QEF election described above.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

If we were to be treated as a PFIC for any taxable year and, as we anticipate, our units were treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common units, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the U.S. Holder’s common units at the end of the taxable year over the holder’s adjusted tax basis in the common units. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common units over the fair market value thereof at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in its common units would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common units would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of the common units would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. Because the mark-to-market election only applies to marketable stock, however, it would not apply to a U.S. Holder’s indirect interest in any of our subsidiaries that were determined to be PFICs.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

If we were to be treated as a PFIC for any taxable year, a U.S. Holder that does not make either a QEF election or a “mark-to-market” election for that year (a “Non-Electing Holder”) would be subject to special rules resulting in increased tax liability with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common units in a taxable year in excess of 125.0% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common units) and (2) any gain realized on the sale, exchange or other disposition of the units. These special rules would apply for all periods in which the Non-Electing Holder holds its common units, even if we ceased to be a PFIC. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common units;
•	the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and
•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common units. If we were treated as a PFIC for any taxable year and a Non-Electing Holder who is an individual dies while owning our common units, such holder’s successor generally would not receive a step-up in tax basis with respect to such units.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our common units (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to as a “Non-U.S. Holder.” If you are a partner in a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holding our common units, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of our common units.

Distributions

Distributions we pay to a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S. trade or business, our distributions will be subject to U.S. federal income tax in the same manner as a U.S. Holder to the extent they constitute income effectively connected with the Non-U.S. Holder’s U.S. trade or business. Effectively connected dividends received by a corporate Non-U.S. Holder may also be subject to an additional U.S. branch profits tax at a 30% rate (or, if applicable, a lower treaty rate). However, distributions paid to a Non-U.S. Holder that is engaged in a U.S. trade or business may be exempt from taxation under an income tax treaty if the income arising from the distribution is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

Disposition of Units

In general, a Non-U.S. Holder is not subject to U.S. federal income tax or withholding tax on any gain resulting from the disposition of our common units provided the Non-U.S. Holder is not engaged in a U.S. trade or business. A Non-U.S. Holder that is engaged in a U.S. trade or business will be subject to

U.S. federal income tax in the same manner as a U.S. Holder in the event the gain from the disposition of units is effectively connected with the conduct of such U.S. trade or business (provided, in the case of a Non-U.S. Holder entitled to the benefits of an income tax treaty with the U.S., such gain also is attributable to a U.S. permanent establishment). However, even if not engaged in a U.S. trade or business, individual Non-U.S. Holders may be subject to tax on gain resulting from the disposition of our common units if they are present in the United States for 183 days or more during the taxable year in which those units are disposed or they meet certain other requirements.

Backup Withholding and Information Reporting

In general, payments to a non-corporate U.S. Holder of distributions or the proceeds of a disposition of common units will be subject to information reporting. These payments to a non-corporate U.S. Holder also may be subject to backup withholding if the non-corporate U.S. Holder:

•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that it has failed to report all interest or corporate distributions required to be reported on its U.S. federal income tax returns; or
•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BENE, W-8ECI, W-8EXP or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a unitholder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a U.S. federal income tax return with the IRS.

U.S. Holders purchasing more than $100,000 of our common units generally will be required to file IRS Form 926 reporting that payment to us. For purposes of determining the total dollar value of common units purchased, units purchased by certain related parties (including family members) are included. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with this reporting obligation. Each U.S. Holder should consult its own tax advisor as to the possible obligation to file IRS Form 926.

In addition, individual citizens or residents of the United States holding certain “foreign financial assets” (which generally includes stock and other securities issued by a foreign person unless held in an account maintained by a financial institution) that exceed certain thresholds (the lowest being holding foreign financial assets with an aggregate value in excess of: (1) $50,000 on the last day of the tax year or (2) $75,000 at any time during the tax year) are required to report information relating to such assets. Significant penalties may apply for failure to satisfy the reporting obligations described above. Unitholders should consult their tax advisors regarding the reporting obligations, if any, that would result from the purchase, ownership or disposition of our units.

NON-UNITED STATES TAX CONSIDERATIONS

Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Höegh LNG Partners LP.

Marshall Islands Tax Consequences

The following discussion is based upon the opinion of Watson Farley & Williams LLP, our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who are not citizens of and do not reside in, maintain offices in or engage in business or transactions in the Republic of the Marshall Islands.

Because we and our subsidiaries do not and do not expect to conduct business, transactions or operations in the Republic of the Marshall Islands, and because all documentation related to any offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon distribution treated as a return of capital, we make to you as a unitholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common units, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to your ownership of common units.

Norway Tax Consequences

The following is a discussion of the material Norwegian tax consequences that may be relevant to current and prospective unitholders who are persons not resident in Norway for taxation purposes, which we refer to as “Non-Norwegian Holders” and is the opinion of Advokatfirmaet Thommessen AS, our counsel as to taxation matters under the laws of the Kingdom of Norway, insofar as it contains legal conclusions based on the application of the taxation laws of the Kingdom of Norway to our particular factual circumstances. Prospective unitholders who are resident in Norway for taxation purposes are urged to consult their own tax advisors regarding the potential Norwegian tax consequences to them of an investment in our common units. For this purpose, a company incorporated outside of Norway will be treated as resident in Norway in the event its central management and control is carried out in Norway.

Under the Norwegian Tax Act on Income and Wealth, Non-Norwegian Holders will not be subject to any taxes in Norway on income or profits in respect of the acquisition, holding, disposition or redemption of the common units, provided that we are not treated as carrying on business in Norway, and the Non-Norwegian Holder is not engaged in a Norwegian trade or business to which the common units are effectively connected, or if the Non-Norwegian Holder is a resident in a country that has an income tax treaty with Norway, such holder does not have a permanent establishment in Norway to which the common units are effectively connected.

A Non-Norwegian Holder that carries on a business in Norway through a partnership is subject to Norwegian tax on income derived from the business if managed from Norway or carried on by the Partnership in Norway.

We believe that we will be able to conduct our affairs so that Non-Norwegian Holders should not be subject to Norwegian tax on the acquisition, holding, disposition or redemption of the common units. However, this determination is dependent upon the facts existing at such time, including (but not limited to) the place where our board of directors meets and the place where our management makes decisions or takes certain actions affecting our business. We intend to conduct our affairs in a manner consistent with Norwegian tax practice so that our business should not be treated as managed from or carried on in Norway for taxation purposes, and consequently, Non-Norwegian Holders should not be subject to tax in Norway solely by reason of the acquisition, holding, disposition or redemption of their common units. Nonetheless, there is no legal authority addressing our specific circumstances, and conclusions in this area remain matters of interpretation. Thus, it is possible that the Norwegian taxation authority could challenge, or a court could disagree with, our position.

While we do not expect it to be the case, if the arrangements we propose to enter into result in our being considered to carry on business in Norway for the purposes of the Norwegian Tax Act on Income and Wealth, unitholders would be considered to be carrying on business in Norway and would be required to file tax returns with the Norwegian Tax Administration and, subject to any relief provided in any relevant double taxation treaty (including, in the case of holders resident in the United States, the U.S.-Norway Tax Treaty), would be subject to taxation in Norway on any income considered to be attributable to the business carried on in Norway.

United Kingdom Tax Consequences

The following is a discussion of the material United Kingdom tax consequences that may be relevant to current and prospective common unitholders who are persons not resident and not domiciled in the United Kingdom for taxation purposes (and who are persons who have not been resident or domiciled for tax purposes in the United Kingdom) and who do not hold their common units as part of a trade, profession or vocation carried on in the United Kingdom (“Non-UK Holders”).

Current and prospective unitholders who are, or have been, resident or domiciled in the United Kingdom for taxation purposes, or who hold their common units through a trade, profession or vocation in the United Kingdom are urged to consult their own tax advisors regarding the potential United Kingdom tax consequences to them of an investment in our units, options, warrants, rights or debt securities and are responsible for filing their own UK tax returns and paying any applicable UK taxes (which may be due on amounts received by us but not distributed).

The discussion that follows is based upon current United Kingdom tax law and what is understood to be the current practice of HM Revenue and Customs as at the date of this document, both of which are subject to change, possibly with retrospective effect. Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Höegh LNG Partners LP.

Taxation of income and disposals.  We expect to conduct our affairs so that Non-UK Holders should not be subject to United Kingdom income tax, capital gains tax or corporation tax on income or gains arising from the Partnership. Distributions on our common units may be made to Non-UK Holders without withholding or deduction for or on account of United Kingdom income tax.

Stamp taxes.  No liability to United Kingdom stamp duty or stamp duty reserve tax should arise in connection with the issue of common units to unitholders or the transfer of common units in the Partnership.

PLAN OF DISTRIBUTION

The securities offered pursuant to this prospectus and any accompanying prospectus supplement may be sold in any of the following ways:

•	directly to one or more purchasers;
•	through agents;
•	through underwriters, brokers or dealers; or
•	through a combination of any of the above methods of sale.

The applicable prospectus supplement relating to the securities will set forth, among other things:

•	the offering terms, including the name or names of any underwriters, dealers or agents;
•	the purchase price of the securities and the proceeds to us from such sale;
•	any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;
•	any initial public offering price;
•	any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers;
•	in the case of debt securities, the interest rate, maturity and any redemption provisions;
•	in the case of debt securities that are convertible into or exchangeable for other securities, the conversion or exchange rate and other terms, conditions and features; and
•	any securities exchanges on which the securities may be listed.

We will fix a price or prices of our securities at:

•	market prices prevailing at the time of any sale under this registration statement;
•	prices related to market prices; or
•	negotiated prices.

We may change the price of the securities offered from time to time.

We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name any agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we or the selling unitholder utilize any underwriters in the sale of the securities in respect of which this prospectus is delivered, we and, if applicable, the selling unitholder will enter into an underwriting agreement with the underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. We and, if applicable, the selling unitholder may indemnify the underwriters under the relevant underwriting agreement against specific civil liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

In compliance with the guidelines of FINRA, the maximum compensation to be paid to underwriters participating in any offering made pursuant to this prospectus will not exceed 8% of the gross proceeds from that offering.

If we utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto. We may use electronic media, including the internet, to sell offered securities directly.

We may offer our common units into an existing trading market on the terms described in the prospectus supplement relating thereto. Underwriters, dealers and agents who participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

Certain of the underwriters and their affiliates may be customers of, may engage in transactions with and may perform services for us or our affiliates in the ordinary course of business.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the websites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

SELLING UNITHOLDER

This prospectus covers the offering for resale from time to time, in one or more offerings, of up to 2,116,060 common units owned by Hoegh LNG Holdings Ltd., the selling unitholder. These common units were obtained by the selling unitholder in connection with our initial public offering on August 12, 2014. As of September 23, 2016, the selling unitholder also owned 13,156,060 of our subordinated units, which the selling unitholder obtained in connection with our initial public offering. The subordinated units may be converted into common units on a one-for-one basis upon termination of the subordination period under certain circumstances, as set forth in our partnership agreement. In addition to holding the common units and subordinated units in us, the selling unitholder also owns all of the ownership interests in our general partner. See “About Hoegh LNG Partners LP” for additional information regarding our relationship with the selling unitholder.

The following table sets forth information relating to the selling unitholder as of September 23, 2016 based on information supplied to us by the selling unitholder on or prior to that date. We have not sought to verify such information. Information concerning the selling unitholder may change over time. The selling unitholder may hold or acquire at any time common units in addition to those offered by this prospectus and may have acquired additional common units since the date on which the information reflected herein was provided to us. In addition, the selling unitholder may have sold, transferred or otherwise disposed of some or all of its common units since the date on which the information reflected herein was provided to us and may in the future sell, transfer or otherwise dispose of some or all of its common units in private placement transactions exempt from or not subject to the registration requirements of the Securities Act.

	Common Units Owned Prior To Offering(1)	Common Units Being Offered(1)	Common Units Owned After Offering
Selling Unitholder			Number of Units(2)	Percentage(3)
Hoegh LNG Holdings Ltd.(4)	2,116,060	2,116,060	0	0%

(1)	Does not include 13,156,060 subordinated units, which are convertible into common units on a one-for-one basis.
(2)	Assumes the sale of all common units held by the selling unitholder offered by this prospectus.
(3)	Based on 13,166,710 common units outstanding as of September 23, 2016.
(4)	Höegh LNG Holdings Ltd. is a public company listed on the Oslo Børs stock exchange. The address of Höegh LNG Holdings Ltd. is Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda. Leif Höegh & Co. Ltd. is the largest shareholder of Höegh LNG Holdings Ltd., holding a 41.54% ownership interest. Leif Höegh & Co. Ltd. is indirectly controlled by Leif O. Høegh and a family trust under which Morten Høegh, one of our directors, is the primary beneficiary.

The prospectus supplement for any offering or our common units by the selling unitholder will set forth the following information with respect to the selling unitholder:

•	the nature of any position, office or other material relationship that the selling unitholder has had within the last three years with us or any of our affiliates;
•	the number of common units owned by the selling unitholder prior to the offering;
•	the amount of common units to be offered for the selling unitholder’s account; and
•	the amount and (if one percent or more) the percentage of common units to be owned by the selling unitholder after the completion of the offering.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are organized under the laws of the Marshall Islands as a limited partnership. Our general partner is organized under the laws of the Marshall Islands as a limited liability company. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for U.S. investors to effect service of process within the United States upon us, our directors or officers, our general partner or our subsidiaries or to realize against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH 96960, to accept service of process on our behalf in any such action.

Watson Farley & Williams LLP, our counsel relating to issues regarding Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us, our general partner, or the directors or officers of such entities judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (2) impose liabilities against us, our general partner or such directors and officers in original actions brought in the Marshall Islands, based on these laws.

LEGAL MATTERS

Unless otherwise stated in the applicable prospectus supplement, (a) the validity of the debt securities under New York law and certain other legal matters will be passed upon for us by Vinson & Elkins L.L.P. and (b) the validity of the equity securities and certain other legal matters with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by Watson Farley & Williams LLP. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The historical consolidated and combined carve-out financial statements of Höegh LNG Partners LP and the combined financial statements of SRV Joint Gas Ltd and SRV Joint Gas Two Ltd. as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015 appearing in our annual report in Form 20-F for the year ended December 31, 2015 have been incorporated by reference into this Prospectus in reliance on the reports of Ernst & Young AS, independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

The financial statements of Höegh LNG FSRU III Ltd. and Hoegh LNG Cyprus Limited as of and for the year ended December 31, 2014 incorporated into this registration statement by reference to Höegh LNG Partners LP’s Current Report on Form 6-K dated September 26, 2016 have been incorporated by reference into this Prospectus in reliance on the reports of Ernst & Young AS, independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

Ernst & Young AS is located at Donning Eufemias Gate 6, Oslo Atrium, P.O. Box 20, NO-0051 Oslo, Norway.

EXPENSES

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, in connection with the issuance and distribution of the securities covered by this prospectus. All amounts are estimated, except the SEC registration fee and the FINRA fee.

U.S. Securities and Exchange Commission registration fee		$64,178
Financial Industry Regulatory Authority filing fee		96,098
New York Stock Exchange listing fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing and engraving costs		*
Transfer agent fees and other		*
Miscellaneous		*
Total	$	*

*	To be provided in a prospectus supplement or in a Report on Form 6-K subsequently incorporated by reference into this prospectus.

5,500,000 Common Units
Representing Limited Partner Interests

Höegh LNG Partners LP

P R O S P E C T U S  S U P P L E M E N T

           , 2016

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